Exhibit 10.1
SUBLEASE
     This Sublease (this “Sublease”), dated July 11, 2007 (the “Execution Date”), is entered into by and between Aradigm Corporation, a California corporation (“Sublandlord”), and Mendel Biotechnology, Inc., a California corporation (“Subtenant”).
1. Basic Provisions.
     1.1 Sublease Premises:
          1.1.1 As of the Commencement Date, the “Sublease Premises” under this Sublease shall consist of approximately 39,369 square feet of exclusive use space and a 6,704 square foot portion of Shared Space (as defined in Section 1.1.6 herein) for a total of 46,073 square feet in the location shown on the attached Exhibit A in that certain building commonly known as 3929 Point Eden Way, Hayward, California (“Building”) and subject to the approval and consent of Master Landlord shall also consist of the space containing approximately 6250 square feet located in the parking lot on which Subtenant will build and occupy a greenhouse and related facilities with the construction to be at the sole cost and expenses of Subtenant in accordance with the terms of the amendment to the Master Lease and the Master Consent, and Subtenant will not be required to pay additional rent for such space or to have the space considered in the calculation of Subtenant’s Share. The Sublease Premises are a portion of those certain premises (“Master Premises”) containing approximately 72,467 square feet which are demised pursuant to the Master Lease to Sublandlord. That portion of the Master Premises not subleased to Subtenant hereunder shall be referred to hereinafter as the “Retained Space.” The square footages set forth herein and in Section 1.1.2 and Section 1.1.3 shall be deemed final and shall not be subject to remeasurement or adjusted for purposes of calculation of Rent, except for adjustments due to condemnation or casualty.
          1.1.2 As of the Temporary Space Commencement Date, Sublandlord shall vacate the Temporary Space as shown on Exhibit A which was temporarily retained by Sublandlord, and the Temporary Space shall be included in the definition of the Sublease Premises under this Sublease. Thereafter, the Sublease Premises shall consist of approximately 48,149 square feet in the Building.
          1.1.3 The “Temporary Space” shall consist of approximately 1,774 square feet of exclusive use space in the Building in the location shown on the attached Exhibit B.
          1.1.4 The “Temporary Space Commencement Date” shall be the date Sublandlord provides Subtenant with not less than ten (10) business days prior written notice that the Temporary Space is available for Subtenant to move-in. In no event, however, shall the Temporary Space Commencement Date commence later than March 15, 2008 and Sublandlord covenants and agrees to vacate such space prior to said date.
          1.1.5 Sublandlord shall deliver to Subtenant vacant possession of the Sublease Premises on the Commencement Date and the Temporary Space on the Temporary Space

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Commencement Date, each in broom-swept condition and free of Sublandlord’s personal property except for the Furniture and Equipment, and except for the Greenhouse to be constructed by Subtenant as provided in Exhibit E, with all operating systems fully functional and in good working condition, including, without limitation, plumbing, electrical, HVAC, elevators and lighting.
          1.1.6 From and after the Commencement Date, Subtenant shall have the non-exclusive right to use (a) the common areas of the Building, including without limitation the entrances (front and back); and (b) the lunchroom, the gym, the elevator core, the electrical room of the Master Premises and the corridors to the foregoing as more fully depicted on Exhibit A (the “Shared Space”), which the parties stipulate contains 10,545 total square feet with 6,704 square feet allocated to Subtenant prior to the Temporary Space Commencement Date and 7,006 square feet allocated to Subtenant following the Temporary Space Commencement Date.
     1.2 Master Landlord: Hayward Point Eden I Limited Partnership, a Delaware limited partnership, as successor-in-interest to Britannia Point Eden, LLC.
     1.3 Master Lease: Lease dated January 28, 1998, as amended, supplemented or otherwise modified, entered into by Sublandlord, as tenant, and Master Landlord, as landlord, a copy of which including all amendments is attached hereto as Exhibit C.
     1.4 Term: This Sublease shall begin on the Commencement Date and end on the Expiration Date, unless terminated earlier in accordance with the terms and conditions of this Sublease.
     1.5 Commencement Date: The “Commencement Date” shall be the date which is the later of (a) the date of full execution and delivery of this Sublease; (b) July 18, 2007; or (c) the date that the Master Landlord gives its written consent to the Sublease which consent shall be substantially in the form attached hereto as Exhibit F or such other form as shall be reasonably acceptable to Subtenant (“Master Consent”). Notwithstanding anything to the contrary herein, in the event the Commencement Date shall not have occurred on or before September 1, 2007, Subtenant shall have the right immediately to terminate this Sublease by written notice to Sublandlord, after which this Sublease shall be of no further force or effect and the Security Deposit and the Prepaid Rent shall be immediately returned to Subtenant.
     1.6 Rent Commencement Date: Two (2) months following the Commencement Date, it being the intention of the parties that Subtenant shall receive two (2) full months of free Base Rent as a rent concession for entering into this Sublease.
     1.7 Move-In Period: The period commencing on the Commencement Date and expiring on the Rent Commencement Date, during which period Sublandlord shall deliver to Subtenant vacant possession of the Sublease Premises, and Subtenant shall be entitled (i) to prepare the Sublease Premises for occupancy, and (ii) to move into the Sublease Premises including the right to commence the conduct of its business. Any such Move-In Period entry into and occupancy of the Sublease Premises by Subtenant or any person or entity working for or on behalf of Subtenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Sublease, and excluding only the covenant to pay Rent.

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     1.8 Expiration Date: The Expiration Date shall be July 8, 2016.
     1.9 Base Rent: $1.50 per square foot of the Sublease Premises per month for the first twelve (12) months of the Term following the Rent Commencement Date, with three percent (3%) annual increases effective upon each anniversary of the Rent Commencement Date as follows:

Lease Year	Monthly Base Rent Payable by Subtenant
Rent Commencement Date –March __, 2008*	$69,109.50	*
March __ ,2008 – September 18, 2008	$72,223.50
September 19, 2008 – September 18, 2009	$74,390.21
September 19, 2009 – September 18, 2010	$76,621.91
September 19, 2010 – September 18, 2011	$78,920.57
September 19, 2011 – September 18, 2012	$81,288.19
September 19, 2012 – September 18, 2013	$83,726.83
September 19, 2013 – September 18, 2014	$86,238.64
September 19, 2014 – September 18, 2015	$88,825.80
September 19, 2015 – July 8, 2016	$91,940.57

*	Monthly Base Rent shall be increased by the amount of $3,114 per month, prorated on a per diem basis, from and after the Temporary Space Commencement Date which shall occur as provided in Section 1.1.4.
     1.10 Subtenant’s Share: Subtenant’s Share is a fraction, the numerator of which is the square footage of the Sublease Premises, and the denominator of which is the square footage of the Master Premises. As of the Commencement Date until the Temporary Space Commencement Date, Subtenant’s Share shall be 63.58%, and as of the Temporary Space Commencement Date until the Expiration Date, Subtenant’s Share shall be 66.44%. In the event Sublandlord and Subtenant agree that the Retained Space shall be expanded through the conversion of a portion of the Shared Space into space dedicated to Sublandlord’s exclusive use, Sublandlord and Subtenant shall enter into an amendment hereto setting forth a revised Subtenant’s Share to reflect the increase in the square footage of the Retained Space.
     1.11 Subtenant’s Use: Any use permitted under the Master Lease or permitted by the Master Landlord in its written consent to the Sublease.

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1.12	Subtenant’s Address:	Mendel Biotechnology, Inc.
21375 Cabot Boulevard
Hayward, California 94545
Attn: Chief Financial Officer

1.13	Sublandlord’s Address:	3929 Point Eden Way
Hayward, California
Attn: Chief Financial Officer

	With a copy to:	3929 Point Eden Way
Hayward, California Attn: Director of Operations
     1.14 Security Deposit: $75,000 in cash payable upon execution of this Sublease and a Letter of Credit in the amount of $150,000 which shall be delivered to Sublandlord on or before the Commencement Date and shall be provided subject to and in accordance with the provisions of Section 5.2 (“Subtenant’s Letter of Credit”).
     1.15 Prepaid Rent. $300,000, payable upon the later of the Commencement Date or the receipt of Sublandlord’s Letter of Credit, which sum shall be applied to the Rent payable for months 12, 18, 24 and 27 of the Term, and if for any reason Rent shall be abated for one or more of such months then the Prepaid Rent shall be credited to the next Rent due under the Sublease until it is fully applied. If the Sublease is terminated before the Prepaid Rent is fully applied, then the unapplied balance shall be immediately refunded to Subtenant, except that if the termination results from a default by Subtenant, then Sublandlord shall be entitled to apply the unapplied balance of the Prepaid Rent in accordance with Section 16.1 of the Master Lease. To secure the obligation of Sublandlord to refund any unapplied Prepaid Rent to Subtenant in accordance with this Section 1.15, Sublandlord shall deliver to Subtenant on or before the Commencement Date a Letter of Credit subject to and in accordance with the provisions of Section 5.3 of this Sublease (“Sublandlord’s Letter of Credit”).
     1.16 Parking: Subtenant’s Share of any parking available under the Master Lease.

1.17	Brokers:	For Sublandlord:	Aegis Realty Partners

		For Subtenant:	CB Richard Ellis, Inc.
     1.18 Definitions: Each of the terms in Section 1 is used in this Sublease as a defined term and has the meaning given in such Section. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

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2.	Demise Of Sublease Premises; Sublandlord’s License to Use Space; License of Furniture and Equipment; Right Of First Offer.
     2.1 Sublandlord hereby subleases the Sublease Premises to Subtenant, and Subtenant hereby subleases the Sublease Premises from Sublandlord, subject to the terms and conditions of this Sublease.
          2.1.1 Subtenant represents and warrants to Sublandlord that: (i) Subtenant is familiar with the provisions of the Master Lease insofar as it pertains to the Sublease Premises and Subtenant’s use and occupation thereof under this Sublease; (ii) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (iii) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (iv) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.
          2.1.2 Sublandlord represents to Subtenant the best of Sublandlord’s knowledge as of the date hereof, without inquiry, that (i) Sublandlord is not in breach of any provision of the Master Lease in any material respect and is not aware of any event having occurred which with the giving of notice or the passage of time, or both, would constitute a default by Sublandlord under the Master Lease; (ii) Sublandlord is not aware of any breach by Master Landlord of any provision of the Master Lease in any material respect and is not aware of any event having occurred which with the giving of notice or the passage of time, or both, would constitute a default by Master Landlord under the Master Lease, (iii) no notice has been given or threatened to be given to Sublandlord with respect to violation of any federal, state, or local ordinance, statute, law, or regulation or with regard to the Building or the Sublease Premises; and (iv) Sublandlord has not mortgaged, hypothecated, pledged or granted any lien against its interests in the Sublease Premises or the Furniture and Equipment.
          2.1.3 Sublandlord represents and warrants to Subtenant that: (i) a true, correct and complete copy of the Master Lease is attached hereto as Exhibit C; (ii) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (iii) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; and (iv) Sublandlord is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.
     2.2 In consideration of the payment of Base Rent hereunder, Sublandlord grants to Subtenant (i) an exclusive license to use Sublandlord’s furniture, cubicles, audio/visual and other equipment located within the Sublease Premises, a list of which is attached hereto as Exhibit D (the “Furniture and Equipment”). Provided no Default has occurred and is continuing, Subtenant’s Furniture and Equipment License shall be irrevocable during the term of this Sublease; and (ii) a non-exclusive license to use the furniture, appliances and other equipment located in the Shared Space. Sublandlord and Subtenant will establish mutually agreeable written rules and policies directing the use of the Shared Space and the personal property located therein. Upon the Commencement Date, Subtenant and Sublandlord shall inspect the Furniture and Equipment and shall agree upon a report of the condition of the same for future reference.

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Subtenant shall maintain the Furniture and Equipment throughout the Term in materially the same condition as delivered by Sublandlord to Subtenant except for normal wear and tear. In the event of any damage to the Furniture and Equipment, Subtenant shall provide written notice to Sublandlord of such damage and Subtenant shall make any and all repairs that are necessary at Subtenant’s sole cost and expense. If Subtenant fails to make any repairs to the Furniture and Equipment within fifteen (15) days after written notice from Sublandlord (although notice shall not be required if there is an emergency), Sublandlord may, but shall not be obligated to, make the repairs, and Subtenant shall pay the reasonable cost of the repairs to Sublandlord within fifteen (15) days after receipt of invoice therefor, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Subtenant shall have the right to replace any Furniture and Equipment with furniture or equipment of equivalent value. At all times during the Term, Subtenant shall insure the Furniture and Equipment for its full replacement value. Sublandlord makes no representation or warranty as to the Furniture and Equipment, other than to its ownership of the same, and hereby expressly DISCLAIMS ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     Effective as of the Expiration Date, Subtenant shall acquire from Sublandlord and Sublandlord shall transfer to Subtenant via a Quitclaim Bill of Sale all of Sublandlord’s right, title and interest in and to the Furniture and Equipment in its then current condition, AS IS and WITH ALL FAULTS, for a total consideration of One Dollar ($1.00). Following Sublandlord’s execution and delivery of the Quitclaim to Subtenant, the Furniture and Equipment shall be considered Subtenant’s personal property, and Subtenant shall remove the Furniture and Equipment from the Sublease Premises at the termination or expiration of this Sublease in accordance with the terms of this Sublease.
     2.3 Sublandlord may enter any part of the Sublease Premises during ordinary business hours at any time upon reasonable prior telephonic notice and during non-business hours after providing at least 24 hours prior written notice (except in any emergency or suspected emergency, Sublandlord may enter at any hour without prior notice) (a) to inspect, test, clean, or make repairs to the Sublease Premises or the Master Premises as Sublandlord believes appropriate, or (b) to show the Sublease Premises to prospective lenders and purchasers, or (c) to show the Sublease Premises to prospective subtenants or assignees at any time during the last six (6) months of the term or when Subtenant is in Default beyond the applicable notice and cure periods hereunder, and, if the Sublease Premises are vacated, to prepare them for reoccupancy. Sublandlord shall take reasonable measures not to unreasonably interfere with Subtenant’s operations in connection with such entries and except in the case where the Sublease Premises are vacated, shall reimburse Subtenant for any damage caused to the Sublease Premises and Subtenant’s personal property by any such entry by Sublandlord.
     2.4 Subtenant shall have the right to use the Parking Spaces described in Section 1.15 on an unreserved basis during the Sublease Term. Any parking shall be subject to the requirements of the Master Landlord and the terms and conditions of the Master Lease.
     2.5 If at any time during the term of this Sublease, Sublandlord should decide to vacate the Retained Space, provided Subtenant is not in Default hereunder, Sublandlord shall

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give notice to Subtenant of its intention to vacate (“Notice of Intention to Vacate”) identifying the portion of the Retained Space that will be vacated (the “Offered Space”) and setting forth the rental rate at which Sublandlord is willing to sublease the Offered Space to Subtenant, which rate shall be the greater of (i) 95% of Sublandlord’s reasonable determination of the fair rental value of the Offered Space, or (ii) 100% of the rent then in effect under the Master Lease for the Offered Space. Subtenant shall have ten (10) business days following the date of the Notice of Intention to Vacate to notify Sublandlord that it wishes to sublease the Offered Space for the remainder of the Term of this Sublease and on the same terms as set forth in this Sublease, except that the Base Rent and Subtenant’s Share for the Offered Space shall be as specified in the Notice of Intention to Vacate. If Subtenant does not give such notice within such time, or fails to execute an amendment to this Sublease evidencing such election within ten (10) days after receiving it, Sublandlord may sublease the Offered Space to any third party. In all cases, any right of Subtenant to lease the Offered Space under this Section 2.5 shall be subject and subordinate to any rights of existing tenants or occupants of the Building or Project to lease the Offered Space, if such existing rights were granted prior to the Execution Date of this Sublease.
3. Sublease Term; Termination Option.
     3.1 The Sublease Term shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated in accordance with the terms of this Sublease. The Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated, but subject to the right of Subtenant to continue in occupancy as a direct tenant of Master Landlord in accordance with the terms of the Master Consent. Subtenant shall have no option to extend the Sublease Term.
     3.2 If for any reason beyond the reasonable control of Sublandlord, Sublandlord is delayed in delivery of the Sublease Premises to Subtenant, Sublandlord shall not be liable therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder, or extend the Expiration Date, but in such case the Commencement Date will not occur and Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises are tendered to Subtenant. Notwithstanding the foregoing, if for any reason such possession is not delivered by September 1, 2007, then Subtenant shall upon notice to Sublandlord have the right to terminate this Sublease and all funds and deposits made by Subtenant shall be promptly returned to Subtenant.
     3.3 Provided that no Default shall have occurred and be continuing, Subtenant shall have the right to terminate this Lease effective as of September 1, 2012 (the “Termination Option”) by giving to Sublandlord written notice of its election to terminate no later than January 1, 2012, provided that as consideration for Subtenant’s exercise of the Termination Option, Sublandlord shall be entitled to a termination fee in the amount of $225,000 (the “Termination Fee”), which shall be payable from the proceeds of Subtenant’s Letter of Credit and the cash Security Deposit. If Subtenant does not elect to exercise its Termination Option, then Sublandlord shall immediately surrender Subtenant’s Letter of Credit to Subtenant for cancellation.
     3.4 Sublandlord covenants and agrees to use all commercially reasonable means to keep the Master Lease in full force and effect. Without the express written consent of

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Subtenant, Sublandlord covenants and agrees not to (a) amend the terms or provisions of the Master Lease in any way which would adversely affect the rights of Subtenant and (b) not to do or cause to be done or suffer or permit any act or thing to be done which would cause the Master Lease or the rights of Sublandlord as tenant thereunder to be cancelled, terminated or forfeited.
4. Rent
     4.1 The rent payable by Subtenant for the Sublease Premises shall consist of the Base Rent under Section 4.2, the Pass Through Costs under Section 4.3 and the Other Charges under Section 4.4. Base Rent, Pass Through Costs, Other Charges and any other sums payable by Subtenant under this Sublease are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Subtenant shall make all payments due to Sublandlord pursuant to this Sublease at Sublandlord’s address set forth in Section 1.12 above, unless otherwise modified in writing by Sublandlord from time to time. Sublandlord shall apply $75,000 of the Prepaid Rent to Subtenant’s obligation to pay Rent in accordance with Section 1.15 of this Sublease.
     4.2 Beginning on the Rent Commencement Date and continuing thereafter on the first day of each calendar month during the Sublease Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset (except as otherwise expressly provided herein), the monthly Base Rent. If the Rent Commencement Date is a day other than the first day of a calendar month, the Base Rent for the month in which the Rent Commencement Date occurs will be prorated, based on the actual number of days in the month after the Rent Commencement Date. Similarly, Base Rent for the month in which the Expiration Date occurs shall be prorated, base on the actual number of days in the month prior to the Expiration Date.
     4.3 Commencing on the Commencement Date, and continuing throughout the Sublease Term, Subtenant also shall pay an amount equal to Subtenant’s Share of all amounts payable by Sublandlord under Section 4 (“Taxes”), Section 5 (“Operating Expenses”), and Section 6 (“Utilities”) under the Master Lease (collectively, “Pass Through Costs”). To the extent Pass Through Costs are payable on a monthly estimated basis, the Additional Rent with respect thereto shall be paid as and when Base Rent is due in an amount based on Master Landlord’s or Sublandlord’s estimates; and upon any reconciliation of estimated and actual Pass Through Costs, the corresponding Pass Through Costs shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within thirty (30) days after delivery to Subtenant of any reconciliation statement. For purposes of calculating Pass Through Costs, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Pass Through Costs and shall be under no obligation to audit or verify the same except as provided in Section 4.3.1 and Section 4.3.2 of this Sublease.
          4.3.1 Notwithstanding anything to the contrary contained in this Sublease, Sublandlord, at Subtenant’s reasonable request, shall exercise its rights under the Master Lease, to audit and verify the determination of the Pass Through Costs, provided (i) Subtenant shall not issue more than one such request per calendar year of the Sublease term; (ii) Subtenant’s request shall be made not more than sixty (60) calendar days following delivery to Subtenant of any reconciliation statement; (iii) Subtenant shall not be in default at the time it issues such request to Sublandlord or at the time Sublandlord commences such audit; and (iv) Subtenant shall pay all

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out of pocket costs to third parties actually incurred by Sublandlord, plus a ten percent (10%) administrative fee. Notwithstanding anything to the contrary contained in this Sublease, to the extent that taxes and/or assessments are increased as a result of Subtenant’s Alterations (as defined in Section 10 below) or Sublandlord’s alterations to the Retained Space, Subtenant or Sublandlord, respectively, shall bear and pay 100% of such increase.
          4.3.2 In the event Master Landlord’s annual statement of Pass Through Costs due by Sublandlord to Master Landlord under the Master Lease (including any later adjustment as the result of an audit of such costs) for any period after the Commencement Date discloses that Sublandlord has overpaid or underpaid Pass Through Costs for such period (and hence, Subtenant has materially overpaid or underpaid Pass Through Costs under this Sublease), then upon Subtenant’s written request Sublandlord shall contest, at Subtenant’s expense, the determination of any Pass Through Costs, in accordance with Sublandlord’s rights under the Master Lease, and such overpayment or underpayment shall be reconciled between Sublandlord and Subtenant hereunder in the same manner as between Master Landlord and Sublandlord under the Master Lease. Sublandlord shall deliver to Subtenant, as received, copies of all statements and estimates with respect to Pass Through Costs received from Master Landlord.
     4.4 Throughout the Sublease Term, Subtenant also shall pay, within five (5) business days after written notice, any other fees, charges or other sums payable with respect to the Sublease Premises (collectively, “Other Charges”) for: (a) excess or after-hours utility consumption within the Sublease Premises; (b) excess, after-hours or supplemental heating, ventilating or air conditioning service supplied to the Sublease Premises; (c) services or benefits supplied to the Sublease Premises at Subtenant’s request (or with Subtenant’s acquiescence) for which Master Landlord reserves any right to impose a fee or charge separate from the Pass Through Costs; (d) to reimburse Master Landlord or Sublandlord for taxes on Subtenant’s Furniture and Equipment personal property, equipment and fixtures located in or about the Sublease Premises during the Sublease Term; (e) to pay for any damage to the Building resulting from the act or omission of Subtenant or Subtenant’s agents, employees or invitees, subject to the subrogation provisions of Section 8.2 herein; (f) damages recoverable due to a default under the Master Lease which are the result of any default or failure of performance by Subtenant under this Sublease; and (g) any other costs or expenses due from Subtenant to Sublandlord under this Sublease.
          4.4.1 To the extent Subtenant exclusively uses a service or system such as after- hours HVAC, Subtenant shall pay the entire cost as a part of Other Charges. To the extent Sublandlord exclusively uses a service or system in the Retained Space such as after-hours HVAC, Sublandlord shall be responsible for the entire cost of such service or system without contribution by Subtenant. If both Sublandlord and Subtenant jointly utilize any service or system of the Building which results in Other Charges under Section 4.4(a) or (b), Subtenant and Sublandlord agree to equitably apportion such Other Charges between Sublandlord and Subtenant based upon Sublandlord’s good faith estimate of a fair allocation, which estimate shall be subject to review by Subtenant in the manner provided in Section 5.4 (b) of the Master Lease.
     4.5 All Rent shall be paid to Sublandlord or to such other person or such other place as Sublandlord may from time to time designate in writing. If Subtenant fails to pay any Rent on

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or before the fifth (5th) day after such Rent is due, the unpaid amounts shall bear interest for the benefit of Sublandlord at the lesser of 12% per annum or the maximum rate permitted by law ( “Default Rate”), from the date such Rent is due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to ten percent (10%) of any installment of Rent due Sublandlord if Rent is not paid by the fifth (5th) day after such Rent is due and more than one default in the payment of Rent has occurred in the preceding twelve (12) months. Subtenant acknowledges that late payment by Subtenant to Sublandlord of Rent will cause Sublandlord to incur costs not contemplated by this Sublease. Sublandlord further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs sand that the late charge set forth in this Section 4.5 represents a fair and reasonable estimate thereof. Sublandlord’s acceptance of any late charge shall not constitute a waiver of Subtenant’s default with respect to overdue Rent, nor shall such acceptance prevent Sublandlord from exercising any of its other available rights and remedies. Sublandlord’s acceptance of Rent shall not constitute a waiver of late charges or interest accrued with respect to such Rent or other payments or any prior installments thereof, nor of any other defaults by Subtenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of Rent or other payments.
     4.6 In the event of any casualty or condemnation affecting the Sublease Premises, Rent payable by Subtenant shall be proportionately abated, but only as to the portion of the Sublease Premises damaged or taken and only to the extent that Rent payable by Sublandlord is abated or reduced with respect to such portion of the Sublease Premises.
5. Security Deposit and Letters of Credit.
     5.1 On the Execution Date, Subtenant shall deposit with Sublandlord the cash Security Deposit in the amount specified in Section 1.14, as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. In addition, prior to the Commencement Date, Subtenant shall also provide Sublandlord with Subtenant’s Letter of Credit in accordance with the requirements of Section 5.2 which shall be applied to the payment of the Termination Fee as provided in Section 3.3 in the event Subtenant exercises its Termination Option. Sublandlord shall provide Subtenant with Sublandlord’s Letter of Credit in the amount of $300,000 to secure its obligations under Section 1.15 to refund to Subtenant any unapplied Prepaid Rent in the event of the early termination of the Master Lease, which Letter of Credit shall comply with the requirements of Section 5.3.
          5.1.1 The cash Security Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damage in case of Subtenant’s Default. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, Sublandlord, without prejudice to any other right or remedy it may have, may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default, to repair damages to any part of the Sublease Premises or the Building, to clean the Sublease Premises or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. Following any application of the Security Deposit, Subtenant shall, within five (5) business days

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following Sublandlord’s demand, restore the Security Deposit to its full original amount, and Subtenant’s failure to restore the Security Deposit shall be deemed an event of default under this Lease without further notice or cure period. In the event of bankruptcy or other insolvency proceedings filed by or against Subtenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Sublandlord for all periods prior to the effective date of such proceedings. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any unapplied balance thereof shall be returned to Subtenant within thirty days following the Expiration Date. Subtenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Sublease Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claims those sums reasonably necessary to compensate Sublandlord for any other loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.
     5.2 Subtenant’s Letter of Credit shall be issued by and drawn upon Silicon Valley Bank or another commercial bank (“Subtenant’s Issuing Bank”) which other commercial bank shall be a member bank of the New York Clearing House Association and shall have offices for banking purposes in San Francisco and shall have a net worth of not less than Ten Billion Dollars ($10,000,000,000) and it shall: (i) have a term of five years (or of at least one (1) year and be subject to annual renewals as provided in clause viii below; (ii) be substantially in the form attached hereto as Exhibit “G” or otherwise reasonably acceptable to Sublandlord, and in any event be presentable in San Francisco, California; (iii) be for the account of Sublandlord; (iv) be in an original amount of at least One Hundred and Fifty Thousand Dollars ($150,000.00); (v) conform and be subject to the International Standby Practices 1998 International Chamber of Commerce, Publication No. 590; (vi) provide that Sublandlord shall be entitled to draw upon Subtenant’s Letter of Credit only for the payment of the Termination Fee in the event that Subtenant exercises the Termination Option, upon presentation to Subtenant’s Issuing Bank of a sight draft only; and (viii) if the term is only for one (1) year, provide that Subtenant’s Letter of Credit shall be deemed automatically renewed, without amendment, for four (4) consecutive periods of one (1) year each, unless Subtenant’s Issuing Bank shall send notice (“Non-Renewal Notice”) to Sublandlord by registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of Subtenant’s Letter of Credit that Subtenant’s Issuing Bank elects not to renew such Subtenant’s Letter of Credit, in which case Sublandlord shall have the right (if Subtenant’s Letter of Credit is not renewed or replaced by a Subtenant’s Letter of Credit that complies with this Section 5.2 by the date which is fifteen (15) days prior to the expiration date of Subtenant’s Letter of Credit) by sight draft on Subtenant’s Issuing Bank, to receive the monies represented by the then existing Subtenant’s Letter of Credit, and to hold until such proceeds are disbursed pursuant to the terms of Section 3.3. Notwithstanding the foregoing, if Subtenant does not exercise the Termination Option, Sublandlord shall return Subtenant’s Letter of Credit or cash proceeds held by Sublandlord to Subtenant pursuant to the terms of Section 3.3.

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     5.3 Sublandlord’s Letter of Credit shall be issued by and drawn upon Wells Fargo or another commercial bank (“Sublandlord’s Issuing Bank”) which other commercial bank shall be a member bank of the New York Clearing House Association and shall have offices for banking purposes in San Francisco and shall have a net worth of not less than Ten Billion Dollars ($10,000,000,000) and it shall: (i) have a term of twenty-eight (28) months (or of at least one (1) year and be subject to annual renewals as provided in clause viii below); (ii) be substantially in the form attached hereto as Exhibit “H” or otherwise reasonably acceptable to Subtenant, and in any event be presentable in San Francisco, California; (iii) be for the account of Subtenant; (iv) be in an original amount of at least Three Hundred Thousand Dollars ($300,000.00) and automatically reduced to the extent the Prepaid Rent has been applied to the Rent payable by Subtenant in months 12, 18, 24 and 27 of the Term; (v) conform and be subject to the International Standby Practices 1998 International Chamber of Commerce, Publication No. 590; (vi) provide that Subtenant shall be entitled to draw upon Sublandlord’s Letter of Credit only for the payment of the amount of the unapplied Prepaid Rent following the termination of the Sublease, upon presentation to Sublandlord’s Issuing Bank of a sight draft only; and (viii) if the term of Sublandlord’s Letter of Credit is only for one (1) year, provide that Sublandlord’s Letter of Credit shall be deemed automatically renewed, without amendment, for two (2) consecutive periods of one (1) year each, unless Sublandlord’s Issuing Bank shall send notice (the “Non-Renewal Notice”) to Sublandlord by registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of Sublandlord’s Letter of Credit that Sublandlord’s Issuing Bank elects not to renew such Sublandlord’s Letter of Credit, in which case Sublandlord shall have the right (if Sublandlord’s Letter of Credit is not renewed or replaced by a substitute Sublandlord’s Letter of Credit in the amount of the then outstanding Prepaid Rent that complies with this Section 5.3 by the date which is fifteen (15) days prior to the expiration date of Sublandlord’s Letter of Credit) by sight draft on Sublandlord’s Issuing Bank, to receive the monies represented by the then existing Sublandlord’s Letter of Credit, and to hold until such proceeds are disbursed pursuant to the terms of Section 1.15. At the time the Prepaid Rent is fully applied, Subtenant shall immediately surrender Sublandlord’s Letter of Credit to Sublandlord for cancellation. If Subtenant shall draw upon Sublandlord’s Letter of Credit, it shall only be entitled to retain the proceeds necessary to reimburse Subtenant for the amount of any unapplied Prepaid Rent, and Subtenant shall immediately refund the balance to Sublandlord.
6. Possession and Use.
     6.1 Except as otherwise provided in Section 1.1.5 herein, Sublandlord subleases the Sublease Premises to Subtenant, and Subtenant accepts the Sublease Premises and the Furniture and Equipment, strictly in their present “as-is” and “with all faults” condition. Sublandlord has no obligation to prepare, modify or alter the Sublease Premises. Subtenant acknowledges that it has had full opportunity to inspect the condition of the Sublease Premises and Building and all laws, rules, regulations, and restrictions statutes, codes, regulations, ordinances, and restrictions of any municipal or governmental entity whether in effect now or later (“Laws”) relating to its use and condition. Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Sublease Premises or such Laws. Subtenant, by acceptance of possession of the Sublease Premises, conclusively acknowledges the Sublease

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Premises to be in good order and repair and in a tenantable condition and acceptable for its intended use.
     6.2 The Sublease Premises shall be used and occupied solely for Subtenant’s Use as specified in Section 1.10. Subtenant’s use shall comply with the relevant provisions of the Master Lease and all applicable Laws. Subtenant shall not use or suffer or permit the Sublease Premises to be used for any other purpose.
7. Services, Maintenance And Repair Obligations.
     7.1 After obtaining Master Landlord’s prior written consent thereto, Subtenant shall install electrical meters acceptable to Sublandlord to measure electricity consumption in the Sublease Premises, at Subtenant’s sole cost and expense. To the extent that utility consumption costs, including without limitation, electric and other charges incurred in connection with lighting, and providing electrical power and heating, ventilating and air conditioning service to the Sublease Premises are separately metered and billed directly to Subtenant, Subtenant shall be responsible for paying all such costs before delinquency. To the extent such utilities are not separately metered to the Sublease Premises and billed directly to Master Landlord or Sublandlord, Subtenant shall pay Subtenant’s Share of such costs as Additional Rent or Other Charges in accordance with Section 4. Sublandlord shall include in Other Charges any such after-hours HVAC charge imposed by Landlord with respect to the Sublease Premises. Subtenant acknowledges that, if the Master Lease so provides, the Master Landlord may change such after-hours charges at any time, and that any such changes will be reflected in Other Charges. Sublandlord grants to Subtenant the right, so long as Subtenant is not in Default, to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration and not limitation, Sublandlord shall not be required to provide any services (including janitorial, utilities, heating, ventilation and air conditioning service, security, or use of common areas or parking facilities) or to perform any maintenance or repairs which Master Landlord is or may be required to provide or perform under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation the obligation to pay Rent; and Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord or Master Landlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Sublease Premises or the Building, including without limitation any rights under California Civil Code Sections 1932(1) and 1931(2), 1933(4), 1941 or 1942. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease and use commercially reasonable efforts (at

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Subtenant’s expense) to cause Master Landlord to perform its obligations. Sublandlord, however, shall have no obligation to sue the Master Landlord on Subtenant’s behalf or to terminate the Master Lease as a result of any such default or failure by Master Landlord.
     7.2 Subtenant shall contract for its own waste removal and shall pay the provider directly. Subtenant shall maintain the Sublease Premises in a clean and orderly manner and condition, to the extent that Sublandlord is required to maintain the Sublease Premises under the Master Lease.
     7.3 Without limiting Subtenant’s obligations as incorporated from the Master Lease, Subtenant shall comply with all Laws and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the use, condition, occupancy or modification of the Sublease Premises, including without limitation, all Laws promulgated or applicable as a result of the Americans with Disabilities Act. Without limiting the generality of the foregoing, Subtenant shall be responsible for all modifications (including structural modifications) to the Sublease Premises or Building triggered or required as a result of Subtenant’s particular use or modification of the Sublease Premises. All provisions of the Master Lease relating to the Tenant’s or Sublandlord’s use of or liability arising from Hazardous Materials (as defined in the Master Lease) are hereby incorporated herein, with the term “Subtenant” substituted for Tenant, except that Sublandlord is not assuming any responsibility or liability with respect to any Hazardous Materials brought onto the Premises by others or any liabilities of Master Landlord under the Master Lease or any liabilities of Sublandlord with regard to the Building or the Master Premises or with regard to matters pertaining to the Sublease Premises prior to the Commencement Date. Subtenant shall not be responsible for paying any costs or expenses as Rent or otherwise for the investigation or remediation of Hazardous Materials affecting the Sublease Premises or the underlying land unless such contamination is attributable to the use or occupancy of the Sublease Premises by Subtenant or the activities of Subtenant, its employees, contractors or invitees.
     7.4 Sublandlord will not be responsible for any lost or stolen property, equipment, money or jewelry from the Sublease Premises or the Building.
8. Subtenant’s Insurance and Indemnity.
     8.1 Throughout the Sublease Term, Subtenant shall procure and maintain, at its own cost and expense, such workers’ compensation, business interruption and commercial general liability insurance and any other coverages as are required to be carried by Tenant under the Master Lease, and such property insurance as is required to be carried by Tenant under the Master Lease to the extent such property insurance pertains to the Sublease Premises, all naming Sublandlord (and any of its designees), as well as Master Landlord, as additional insureds and loss payees in the manner required in the Master Lease. If the Master Lease requires the Tenant to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Sublease Premises, as well as alterations in the Sublease Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required under this Section 8.1 on or before the Commencement Date. Subtenant’s general liability policies shall provide cross-liability coverage for Subtenant and Sublandlord (and any of its designees) to provide severability of interests, and the coverage afforded to

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Sublandlord must be as broad as that afforded to Subtenant. Within five (5) business days after any renewal or promptly upon any other request by Sublandlord, Subtenant shall furnish Sublandlord with copies of policies, or evidence of insurance, evidencing maintenance and renewal of the required coverage on such form as is reasonably acceptable to Sublandlord, and a copy of the endorsement to Subtenant’s liability policy showing the additional insureds. In the event Subtenant does not maintain said insurance, Sublandlord may, in its sole discretion and without waiving any other remedies hereunder, procure said insurance and Subtenant shall pay to Sublandlord as Rent the cost of said insurance, plus a ten percent (10%) administrative fee..
     8.2 Each party hereby waives claims against the other for damage to property owned by the waiving party where such damage is covered under any policy of property insurance maintained, so long as such waiver does not invalidate or adversely affect the waiving party’s property insurance; and each party shall obtain from its insurance carrier a waiver of its right of subrogation. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord, as Tenant, under the Master Lease. Subtenant hereby waives claims against Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord, as Tenant, waives or releases such claims against Master Landlord under the Master Lease.
     8.3 To the fullest extent permitted by law, Subtenant waives all claims against Sublandlord for economic damages, damage to any property or injury or death of any person in, on or about the Sublease Premises arising at any time or from any cause other than to the extent caused by the gross negligence or willful misconduct of Sublandlord. Subtenant agrees to protect, defend, indemnify and hold Sublandlord harmless from all claims, losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from (a) the use, modification or occupancy of the Sublease Premises or the Furniture and Equipment during the Sublease Term; (b) the use, modification or occupancy of, any of the licensed areas by Subtenant, its employees, agents, contractors, invitees or licensees; (c) the acts or omissions of Subtenant, its employees, agents or contractors; and (d) any acts or events occurring in or about the Sublease Premises during the Sublease Term, which are the subject matter of any indemnity or hold harmless of Sublandlord, as Tenant, to Master Landlord under the Master Lease. Subtenant’s obligations to protect, defend, indemnify and hold harmless Sublandlord under this Section 8.3 are in no way conditioned upon either (i) Subtenant’s acts or omissions being a cause of any underlying claim, demand, action, loss or damage, or (ii) Sublandlord being free of negligence or wrongful conduct in connection therewith; provided, however, that Subtenant shall not be required to indemnify or hold Sublandlord harmless to the extent it is established that Sublandlord’s gross negligence or willful misconduct is the cause of any claim, demand, action, liability, expenses, loss or damage.
     8.4 To the fullest extent permitted by law, Sublandlord and Subtenant waive all claims against each other for economic damages, damage to any property or injury or death of any person in, on or about the Retained Space or Shared Space arising at any time or from any cause except to the extent caused by the gross negligence or willful misconduct of the other party.

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9. Assignment or Subletting.
     9.1 Except with the prior written consent of Sublandlord (and the Master Landlord if required by the Master Lease) and except as permitted otherwise by this Section 9, Subtenant shall not voluntarily, involuntarily or by operation of law (a) assign, convey or mortgage this Sublease or any interest under it; (b) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant (collectively, a “Transfer”). Subtenant shall provide Sublandlord with not less than thirty (30) days prior notice of a proposed Transfer. With any request for consent to a Transfer, Subtenant will submit a copy of the proposed Transfer document to Sublandlord and notify Sublandlord of the proposed effective date of the Transfer, the name of the proposed transferee (accompanied by evidence of the nature, character, ownership, business, and financial condition of the transferee and its business), all terms and conditions (including rental and other consideration) of or relating to the Transfer and a general description of any proposed alterations. Sublandlord shall grant or deny its consent to the proposed Transfer within thirty (30) days following submission of Subtenant’s request accompanied by the information required herein. Consent by Sublandlord to any Transfer shall not be a waiver of Sublandlord’s rights as to any subsequent Transfer. Any approved Transfer shall be expressly subject to the terms and conditions of the Master Lease. Upon Default while a Transfer is in effect, Sublandlord may collect directly from the transferee all sums becoming due to Subtenant under the Transfer and apply this amount against any sums due Sublandlord by Subtenant, and Subtenant hereby authorizes and directs any transferee to make payments directly to Sublandlord upon notice from Sublandlord. No direct collection by Sublandlord from any transferee shall constitute a novation or release of Subtenant, a consent to the Transfer or a waiver of the covenant prohibiting Transfers. Sublandlord, as Subtenant’s agent, may endorse any check, draft or other instrument payable to Subtenant for sums due under a Transfer, and apply the proceeds in accordance with this Sublease; this agency is coupled with an interest and is irrevocable. In the event that Subtenant shall request Sublandlord’s consent to a Transfer, Subtenant shall pay Sublandlord’s reasonable processing costs and attorneys’ fees and costs incurred in reviewing such request, together with the fees and costs of Master Landlord in accordance with the terms of the Master Lease.
     9.2 If the consideration Subtenant receives for any Transfer (including key money and bonus money and any payment in excess of fair market value for services or assets provided or transferred in connection with the Transfer) exceeds the rent payable under this Sublease for the same period and portion of the Sublease Premises, then the excess shall be immediately due and payable by Subtenant to Sublandlord as Additional Rent under this Sublease. Subtenant shall allow Sublandlord to review and audit Subtenant’s book and records for the purpose of verifying Subtenant’s calculation of excess rent payable to Sublandlord.
     9.3 Notwithstanding anything to the contrary herein, Subtenant shall have the same rights as Sublandlord to make a “Permitted Transfer” (as defined in the Master Lease) without obtaining Sublandlord’s consent (but Subtenant shall provide Sublandlord with prior or concurrent written notice thereof). If Sublandlord consents to any assignment of this Sublease or further subletting of the Sublease Premises, Sublandlord shall use reasonable efforts to obtain

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the consent of Master Landlord if required by the Master Lease. All costs of obtaining Master Landlord’s consent shall be borne by Subtenant.
     9.4 No permitted assignment shall be effective and no permitted sublease shall commence unless and until any Default by Subtenant hereunder has been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease, and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made. Subtenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Sublease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section is voidable by Sublandlord.
10. Alterations.
     10.1 Subtenant shall not make any alterations in or additions to the Sublease Premises (“Alterations”) if to do so would constitute a default under the Master Lease (without regard to any requirement of notice or cure period). If Subtenant’s proposed Alterations would not constitute a default under the Master Lease, Sublandlord’s consent thereto shall nonetheless be required, but Sublandlord’s consent to such Alterations shall not be unreasonably withheld, conditioned or delayed, and if Sublandlord consents thereto, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord if such consent is required under the Master Lease. If Alterations by Subtenant are permitted or consented to, Subtenant shall comply with all of the covenants of Sublandlord, as Tenant, contained in the Master Lease pertaining to the installation and removal of such Alterations. At the expiration or earlier termination of this Sublease, Subtenant shall remove all Alterations and restore the Sublease Premises to its condition as of the date of this Sublease, reasonable wear and tear excepted, unless the Master Landlord and Sublandlord shall expressly agree in writing, in their sole and absolute discretion, that such removal and restoration shall not be required (provided that Sublandlord shall not require removal of Alterations unless such removal is required by Master Landlord). In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against claim, liability, loss, cost, damage, liens and expense imposed on Sublandlord arising out of the installation and removal of Alterations by Subtenant. Notwithstanding the foregoing, Subtenant shall be permitted to construct or perform an Alteration following not less than ten (10) business days notice to Sublandlord, but without Landlord’s prior approval, provided such Alteration (i) does not constitute a default under the Master Lease; (ii) is merely cosmetic in nature (i.e. re-painting and re-carpeting); (iii) does not affect the exterior of the Building, (iv) does not affect the structure of the Building or the systems and equipment of the Shared Space, the Retained Space or the Building; (iv) does not interfere with Building services or the use of the Building by other tenants or occupants; and (v) does not cost more than $5,000.
     10.2 If Subtenant performs any Alterations, Subtenant shall be obligated to insure all such Alterations during the Term for the full replacement cost value.
     10.3 Any increase in taxes and assessments imposed as a result of Subtenant’s Alterations shall be borne and paid for solely by Subtenant.

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11. Casualty or Eminent Domain.
In the event of a fire or other casualty which destroys or substantially damages the Building or the Sublease Premises, or of a taking of all or substantially all of the Building or the Sublease Premises under the power of condemnation, Sublandlord may exercise any right it may have under the Master Lease to terminate the Master Lease without first obtaining the consent or approval of Subtenant. Subtenant shall likewise have the independent right to decide whether or not to terminate the Sublease in accordance with the termination provisions contained in Section 13.1 of the Master Lease which provisions are incorporated herein by Section 16.2 of the Sublease However, if Subtenant exercises such termination right with respect to the Sublease , the Master Lease is not terminated and Sublandlord or Master Landlord restores the Sublease Premises, then Subtenant shall pay to Sublandlord an amount equal to the lesser of: (i) the Termination Fee, and (ii) the remaining Base Rent which would otherwise be payable by Subtenant pursuant to the Sublease. If the Sublease is not terminated, then Subtenant shall have the obligation to restore and replace the Furniture and Equipment, its personal property and all fixtures, alterations and improvements to the Sublease Premises paid for by Subtenant as provided in Section 13.5 of the Master Lease which is incorporated herein pursuant to Section 16.2 of this Sublease. Sublandlord shall not be liable to Subtenant for any failure by the Master Landlord to timely or adequately restore the Building or the Sublease Premises in accordance with its obligations under Section 13.1, but Sublandlord shall reasonably cooperate with Subtenant to secure such performance.
     11.1 If a material portion of the Sublease Premises is damaged or destroyed by fire or other casualty such that Sublandlord elects to terminate the Master Lease pursuant to Section 13.1 thereof, Sublandlord shall provide notice to Subtenant concurrent with Sublandlord’s notice to Subtenant, and the Sublease shall terminate on the date provided in Sublandlord’s notice for termination of the Master Lease, but subject to any right of Subtenant to a direct lease pursuant to the terms of the Master Consent. Subtenant shall have no right to terminate the Sublease in connection with any casualty or condemnation except to the extent that the Master Lease also is terminated as to the Sublease Premises.
12. Surrender.
     12.1 On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, unless Subtenant is obtaining a direct lease with Sublandlord pursuant to the Master Consent, Subtenant will at once surrender and deliver up the Sublease Premises, together with all improvements thereon (subject to Subtenant’s removal and restoration obligations regarding Alterations set forth in Section 11 above), to Sublandlord in as good condition and repair as when delivered to Subtenant, reasonable wear and tear and casualty excepted. Conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises.

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     12.2 All Alterations in or upon the Sublease Premises made by Subtenant and not removed or required to be removed hereunder shall become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant. At Sublandlord’s written request Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alterations and repair any damage occasioned by such removal or restoration. If Subtenant is permitted or required to remove any Alteration or a portion thereof, and Subtenant does not complete such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, warehouse the same. Subtenant shall pay the costs of such removal, repair and warehousing on demand, plus an administrative fee equal to ten percent (10%) of such costs, on demand.
     12.3 As between Sublandlord and Subtenant, Subtenant shall not be required to remove any Alterations performed by Sublandlord prior to the Commencement Date (“Sublandlord Alterations”) or to restore the Sublease Premises to their condition as of the date of this Sublease. If Sublandlord is required under the Master Lease to remove any Sublandlord Alterations performed prior to the Commencement Date, Subtenant shall permit Sublandlord to enter the Sublease Premises for a reasonable period of time prior to the expiration date of the Master Lease for the purpose of removing Sublandlord Alterations and restoring the Sublease Premises as required by the Master Lease.
     12.4 On the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, unless Subtenant is obtaining a direct lease with Sublandlord pursuant to the Master Consent, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business which are not affixed to the Sublease Premises (“Trade Fixtures”); provided, however that Subtenant shall repair any injury or damage to the Sublease Premises which may result from such removal, and shall restore the Sublease Premises to the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant’s Trade Fixtures from the Sublease Premises on or before the Expiration Date or the earlier termination of Subtenant’s right to possession, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Sublease Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing, plus an administrative fee equal to ten percent (10%) of such costs, to Sublandlord on demand, or Sublandlord may treat said Trade Fixtures as having been conveyed to Sublandlord with this Sublease acting as a Bill of Sale therefor, without further payment or credit by Sublandlord to Subtenant.
13. Holding Over.
     13.1 Subtenant has no right to occupy the Sublease Premises or any portion thereof after the Expiration Date or after the termination of this Sublease or of Subtenant’s right to possession hereunder, unless Subtenant is obtaining a direct lease pursuant to the Master Consent. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Master Landlord by reason of such holdover.

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     13.2 Without limiting Sublandlord’s rights under Section 13.1, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession, unless Subtenant is obtaining a direct lease with Sublandlord pursuant to the Master Consent, Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to double the rate of Rent payable by Sublandlord under the Master Lease immediately prior to the Expiration Date or the earlier termination of this Sublease or of Subtenant’s right to possession. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.
14. Encumbering Title.
     14.1 Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or the Building arising from any act or omission of Subtenant shall accrue only against the estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord and Sublandlord.
     14.2 Without limiting the generality of Section 14.1, Subtenant shall not permit the Sublease Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant. Sublandlord may cause such liens to be released by any means it deems proper, including payment, at Subtenant’s expense and without affecting Sublandlord’s rights.
15. Subtenant’s Default.
          15.1 Any one or more of following events shall be considered a “Default” by Subtenant, as such terms are used in this Sublease:
          15.1.1 Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within thirty (30) days from the date of the entry or granting thereof; or
          15.1.2 Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or

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          15.1.3 Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or
          15.1.4 Subtenant shall admit in writing its inability to pay its debts as they become due; or
          15.1.5 The Sublease Premises are levied on by any revenue officer or similar officer; or
          15.1.6 A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or
          15.1.7 Subtenant shall abandon (as defined in California Civil Code Section 1951.3) the Sublease Premises during the Sublease Term; or
          15.1.8 Subtenant fails to make any payment of Rent required to be made by Subtenant as and when the same is due and such failure continues for more than three (3) days after written notice from Sublandlord of such failure, provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time; or
          15.1.9 The failure by Tenant to pay any installment of Base Rent or the failure by Tenant to make any other payment required to be made by Tenant under this Lease, within five (5) days after such payment becomes due, provided, however, that the first occurrence of such a delinquency in any twelve (12) consecutive month period shall constitute an Event of Default only if Tenant fails to cure such delinquency within three (3) days following written notice from Landlord as and when due.
          15.1.10 Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 8 of this Sublease or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 14 of this Sublease and either such failure continues for more than three (3) days after written notice thereof to Subtenant, provided, however, that Subtenant may contest any claim of lien pursuant to the same procedure in Section 7.4 afforded Sublandlord as Tenant under the Master Lease, and further provided, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time; or
          15.1.11 Subtenant, by its act or omission, causes an event or condition under the Master Lease which either is a default thereunder and Sublandlord has given Subtenant prompt notice of such default, but Subtenant fails to promptly take the action necessary to cure such default within the grace period provided therein; or
          15.1.12 Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than fifteen (15) days after notice thereof in

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writing to Subtenant, provided that if such default cannot be cured within fifteen (15) days, it shall be sufficient if Subtenant commences within the fifteen (15) days and thereafter diligently pursues the cure to completion.
     15.2 Upon the occurrence of any one or more Defaults, Sublandlord may exercise any remedy against, and recover such amounts from, Subtenant as Master Landlord may exercise or be entitled to for default by Tenant under the Master Lease, which provisions of the Master Lease are hereby incorporated herein by reference. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under California Civil Code Sections 1951.2 and 1951.4 or any similar or successor statute which provides that a lessor may continue a lease in effect and recover damages as they become due.
16. Provisions Regarding Master Lease.
     16.1 This Sublease and all rights of the parties hereunder are subject and subordinate to the Master Lease. The parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause a default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in this Article 16.
     16.2 Except as expressly modified herein or otherwise excluded herein, and for purposes of incorporation thereof into this Sublease, the following provisions of the Master Lease are hereby expressly incorporated into this Sublease with the term “Sublandlord” substituted for Landlord, the term “Subtenant” substituted for Tenant, the term “Sublease” substituted for Lease, and the term “Sublease Premises” substituted for “Premises”: 8.2, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 10.1, 10.2, 10.3, 10.4, 10.5, 12.1, 12.2, 15.3, 15.4 and 17.11 and paragraph 1 of the Third Amendment, and further provided that all references to the “Property” in Sections 9.6(a), 9.6(d)(i) and 9.6(d)(ii) are specifically excluded from incorporation into this Sublease.
     16.3 Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Section.
     16.4 It is expressly agreed that: (i) if the Master Lease should terminate prior to the Expiration Date, Sublandlord shall have no liability to Subtenant, unless Sublandlord shall have failed to comply with its obligations under Section 3.4 of this Sublease; and (ii) to the extent the Master Lease grants Sublandlord the right to terminate the Master Lease because the Premises are substantially destroyed by fire or other casualty or substantially taken by condemnation, then

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Sublandlord shall be entitled to exercise, or not exercise, such right in its reasonable discretion and without liability to Subtenant.
     16.5 Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.
     16.6 If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, except as otherwise provided herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent. Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent or third party consents. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent.
     16.7 Subtenant shall protect, defend, indemnify and hold harmless Sublandlord from any and all liability, damages, liabilities, claims, proceedings, actions, demands and costs (including reasonable attorneys’ fees) resulting, directly or indirectly, from Subtenant’s Default under this Sublease.
     16.8 As between Sublandlord and Subtenant, in the event of a conflict between the provisions of the Master Lease and the provisions of this Sublease, the provisions of this Sublease shall control.
17. Master Consent.
     17.1 This Sublease and the obligations of the parties hereunder are expressly conditioned upon the execution by Master Landlord and Sublandlord of the Master Consent which shall be substantially in the form attached hereto as Exhibit F or such other reasonable form as shall be acceptable to the parties thereto. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Master Landlord with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant, provided, however, Sublandlord shall treat such information in the same manner and subject to the same confidentiality obligations as the Master Landlord is required to treat Sublandlord’s information under the Master Lease.
     17.2 Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver

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of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any subletting of the Sublease Premises or any part thereof.
     17.3 Sublandlord shall (i) to the extent requested by Subtenant, (a) promptly submit to Master Landlord all requests from Subtenant for Master Landlord’s consent, and (b) promptly submit to Master Landlord any extra copy or copies of plans, specifications and other items submitted by Subtenant for consent and approval, and (ii) promptly submit to Subtenant, all responses or inquiries from Master Landlord with respect to the foregoing.
18. Notices.
     18.1 All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in Section 1.11 or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1.12 or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Master Landlord.
     18.2 Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under law.
19. Miscellaneous.
     19.1 Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except those Brokers specified in Section 1.16 above. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such indemnifying party.
     19.2 Sublandlord shall not be responsible for providing any security to the Sublease Premises.
     19.3 In the event that any action is brought by either party to enforce the terms of this Sublease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.
     19.4 This Sublease is the entire agreement between the parties regarding its subject matter and supersedes any prior oral or written agreements among them regarding the subject matter contained herein.

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     19.5 No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver, unless such provision is expressly set forth in writing. Any waiver given by a party shall be void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.
     19.6 The terms of this Sublease have been negotiated by the parties hereto and the language used in this Sublease shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties acknowledge and agree that each party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease.
     19.7 This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by all parties hereto.
     19.8 This Sublease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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     In Witness Whereof, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby.

SUBLANDLORD:		SUBTENANT:

Aradigm Corporation,		Mendel Biotechnology, Inc.
a California corporation		a California corporation

By:	/s/ Igor Gonda	By:	/s/ Neal Gutterson

Name: Igor Gonda		Name: Neal Gutterson
Its: President and CEO		Its: President and CEO

Date: July 11, 2007		Date: July 11, 2007
EXHIBITS
Exhibit A – Designation of Sublease Premises
Exhibit B – Designation of Temporary Space
Exhibit C – Master Lease
Exhibit D – Furniture and Equipment
Exhibit E – Greenhouse Work Letter
Exhibit F – Consent by Master Landlord to Sublease
Exhibit G – Subtenant’s Letter of Credit
Exhibit H – Sublandlord’s Letter of Credit

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Exhibit A
Designation of Sublease Premises
[Graphic omitted.]

1

Exhibit B
Designation of Temporary Space
[Graphic omitted.]

1

Exhibit C
Master Lease
[Previously filed.]

1

Exhibit D
FURNITURE AND EQUIPMENT
     Pursuant to Section 2.2 of this Sublease, Subtenant shall have an exclusive license to use the following furniture, cubicles, audio/visual and other equipment of Sublandlord located within the Sublease Premises:

Number	Description
32	Cubicle Panels-each fabric-covered panel measuring 48” x 67,” configured for optional electrical outlets

Cubicle Panels-each fabric-covered panel measuring 36” x 67,” configured for optional electrical outlets

18	Cubicle Panels-each fabric-covered pane measuring 24” x 67,” configured for optional electrical outlets

35	Corner Work Surfaces – Each corner work surface package assembly measuring 48” x 24”

21	Straight work surfaces (48”) — Straight work surfaces with Formica tops, each measuring 48” x 24”

2	Straight work surfaces (36”) — Straight work surfaces with Formica tops, each measuring 36” x 24”

21	Straight work surfaces (24”) — Straight work surfaces with Formica tops, each measuring 24” x 24”

2	Straight work surfaces (12”) — Straight work surfaces with Formica tops, each measuring 12” x 24”

3	Regular Bullets (60”) — Straight work surfaces with Formica top and rounded corners, each measuring 60” x 24”

1	Small Bullet

22	Overhead Bins (48”) – Each bin consists of shelf and door. Shelf is a flat base and two side panels designed to affix to cubicle panel. Door is a fabric covering for top of shelf with sliding/locking door.

Overhead Bins (36”) – Each bin consists of shelf and door. Shelf is a flat base and two side panels designed to affix to cubicle panel. Door is a fabric covering for top of shelf with sliding/locking door.

11	Overhead Bins (24”) — Each bin consists of shelf and door. Shelf is a flat base and two side panels designed to affix to cubicle panel. Door is a fabric covering for top of shelf with sliding/locking door.

Number	Description
1	Overhead Shelf (48”) — Same as overhead bin, omitting door

Overhead Shelf (36”) — Same as overhead bin, omitting door

5	Overhead Shelves (24”) — Same as overhead bin, omitting door

19	Push Pin Boards (48”) — Each corkboard covered in fabric, measuring 48” x 15.5.” designed to affix to cubicle panel

1	Push Pin Boards (36”) – Each corkboard covered in fabric, measuring — 36” x 15.5,” designed to affix to cubicle panel

17	Push Pin Boards (24”) — Each corkboard covered in fabric measuring,- 24” x 15.5,” designed to affix to cubicle panel

9	2 Drawer Pedestal File Cabinets — Black file cabinets w/2 file drawers — 30” high

22	3 Drawer Pedestal File Cabinets — Black file cabinets w/2 pencil drawers & 1 file drawer — 30” high

8	Under Surface Drawers — Storage drawers that slide into tracks affixed under the work surface, each measuring — 20.5” x 15.25”

16	Keyboard Trays — Slide-out trays affixed to the under side of the work surfaces, designed to accommodate a computer keyboard and mouse.

22	Desk Chairs — Black chairs on wheels designed for use with desks and cubicle configurations

8	Visitor’s Chair — Extra chair without wheels for use in offices

100%	Laboratory existing casework (permanent lab benches, cabinets and sinks) and built-in fume hoods

100%	Glass wash room existing sinks, cabinets, DI water system, dishwashers and related built-in equipment

100%	Board Room and Meeting Room furniture and fixtures

100%	Cold room existing fixtures

1	Room 156 existing sink
          Subtenant shall have a non-exclusive license to use the existing furniture and equipment in the Shared Space pursuant to Section 2.2 of this Sublease. Sublandlord agrees that the furniture, equipment, floor coverings and wall coverings existing in the Sublease Premises on the Commencement Date shall remain in place during the Sublease Term, subject to any maintenance and repair obligations of Sublandlord pursuant to Article 7 of this Sublease.

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EXHIBIT E
GREENHOUSE WORK LETTER
     A. This Greenhouse Work Letter, dated July 11, 2007, is entered into by and between Aradigm Corporation, a California corporation (“Sublandlord”), and Mendel Biotechnology, Inc., a California corporation (“Subtenant”). On or about the date hereof, Sublandlord and Subtenant entered into that certain Sublease (the “Sublease”) for certain premises (the “Sublease Premises”) consisting of the entirety of the building commonly known as 3929 Point Eden Way in the Britannia Point Eden Business Park, Hayward, California (“Building”). This Work Letter sets forth the agreement of Sublandlord and Subtenant with respect to the greenhouse improvements to be constructed by Subtenant in the Sublease Premises. All defined terms used herein shall have the meaning set forth in the Master Lease and the Sublease, unless otherwise defined in this Work Letter.
     1. Construction of Greenhouse.
          1.1 Subtenant desires to construct in the parking area lying northerly of the Premises, a greenhouse facility having a footprint of approximately 125 feet by 50 feet (the “Greenhouse”), as depicted in Exhibit A attached to the Sublease. Subtenant shall, through its general contractor (“Contractor”), construct the Greenhouse within the Sublease Premises, substantially in accordance with the plans and specifications to be approved by Sublandlord and Subtenant pursuant to paragraphs 2 and 3 below. The quantities, character and manner of installation of the Greenhouse components shall be subject to the limitations imposed by any applicable governmental regulations relating to conservation of energy and by applicable Laws. In addition, Subtenant agrees that the Greenhouse shall not require Sublandlord to perform work which would (i) require changes to structural components of the Building or the exterior design of the Building; (ii) require any material modification to the Building’s mechanical or electrical systems; or (iii) be incompatible with the Building plans filed with the City of Hayward. The construction of the Greenhouse hereunder may be referred to as the Greenhouse Work.
     2. Space Planning.
          2.1 Subtenant shall engage an architect reasonably acceptable to Sublandlord (“Architect”) to prepare for the approval of Sublandlord and the Master Landlord “Space Planning Documents” showing the Greenhouse. Subtenant agrees that such space planning documents are or, after revisions requested by Sublandlord or Master Landlord shall be, sufficient to enable Sublandlord’s architect and engineers to evaluate the Working Drawings (as defined below).
          2.2 All planning and interior design services relating to any furniture and equipment, such as selection of colors, finishes, fixtures, furnishings or floor coverings, will be included in the cost of the Greenhouse, shall be subject to prior written approval of Sublandlord, and shall be timely delivered so as not to impede the design and construction of the Greenhouse.

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          2.3 Upon execution of the he Sublease and this Work Letter by Subtenant and receipt by Sublandlord of the Space Planning Documents, Subtenant shall be authorized to cause its architect and engineers to prepare the Working Drawings.
          2.4 Subtenant acknowledges that it shall be solely responsible for the actions and omissions of its Architect(s) and engineers it engages and for any loss, liability, claim, cost, damage or expense suffered by Sublandlord or any other entity or person as a result of the acts or omissions of its Architects or for delays caused by its Architect(s) and engineers. The approval of Sublandlord and the Master Landlord of any of Subtenant’s Architects or engineers and of any documents prepared by any of them shall not be for the benefit of Subtenant or any third party, and Sublandlord shall have no duty to Subtenant or to any third parties for the actions or omissions of Subtenant’s Architects or engineers. Subtenant shall indemnify and hold harmless Sublandlord against any and all losses, costs, damages, claims and liabilities arising from the actions or omissions of Subtenant’s Architects and engineers.
     3. APPROVAL OF WORKING DRAWINGS.
          3.1 Sublandlord and Subtenant acknowledge that Subtenant shall retain an Architect and engineers to prepare all architectural and engineering plans and specifications required for the construction of the Greenhouse in conformance with the base building and tenant improvement standard specifications of the Master Landlord (the “Working Drawings”), if any, and to prepare drawings and specifications for changes, if any, requested or required.
          3.2 Subtenant shall submit the completed Working Drawings to Sublandlord for the approval of Sublandlord and the Master Landlord. Sublandlord will provide written approval of the Working Drawings within five (5) business days after such submission. If Sublandlord disapproves any part of the submission, the disapproval shall include written instructions adequate for Subtenant’s Architect and engineers to revise the Working Drawings. Such revisions shall be resubmitted to Sublandlord for the approval of Sublandlord and the Master Landlord within ten (10) business days following Sublandlord’s disapproval.
          3.3 If Subtenant fails to submit the Working Drawings or the required Working Drawings within the applicable periods set forth in subparagraph 3.2 above, then Subtenant shall be responsible for any resulting delay, and the cost of such delay.
          3.4 Upon the approval of Sublandlord and the Master Landlord of the Working Drawings, Subtenant shall be authorized to cause the Contractor to proceed with the construction of the Greenhouse in accordance with the Working Drawings.
     4. Construction.
          4.1 Subtenant shall obtain all building and other permits necessary in connection with the Greenhouse prior to the commencement of the Greenhouse Work.
          4.2 Prior to commencing construction, Subtenant shall deliver to Sublandlord the following:

               4.2.1 The address of Subtenant’s general contractor, and the names of the primary subcontractors Subtenant’s contractor intends to engage for the construction of the Sublease Premises;
               4.2.2 The actual commencement date of construction and the estimated date of completion of the work, including fixturization;
               4.2.3 Evidence of insurance as called for herein below; and
               4.2.4 An executed copy of the applicable building permit for the Greenhouse Work.
          4.3 Subtenant, in its discretion, may competitively bid the Greenhouse Work. Subtenant’s contractors and subcontractors shall be acceptable to and approved in writing by Sublandlord, which approval shall not be unreasonably withheld or delayed, and shall, at Sublandlord’s option, be subject to administrative supervision by Sublandlord. Sublandlord reserves the right to specify engineers and subcontractors for mechanical, life safety, electrical and plumbing work. Subtenant shall furnish to Sublandlord a copy of the executed contract between Subtenant and Subtenant’s general contractor covering all of Subtenant’s obligations under this Work Letter. Subtenant shall use commercially reasonable efforts to cause the Greenhouse Work to be performed in as efficient a manner as is commercially reasonable. Subtenant shall reimburse Sublandlord on demand for the cost of repairing any damage to the Building or Common Area caused by Subtenant or its contractors during performance of the Greenhouse. Subtenant’s Contractors shall conduct their work and employ labor in such manner as to maintain harmonious labor relations.
          4.4 Any changes in the Greenhouse from the final drawings approved by Sublandlord shall be subject to Sublandlord’s prior written approval, which shall not be unreasonably withheld. Any deviation in construction from the design specifications and criteria set forth herein or from Subtenant’s plans and specifications as approved by Sublandlord shall constitute a default for which Sublandlord may, within ten (10) days after giving written notice to Subtenant, elect to exercise the remedies available in the event of default under the provisions of this Sublease, unless such default is cured within such ten (10) day period, or, if the cure reasonably requires more than ten (10) days, unless such default is cured as soon as reasonably practicable but in no event later than thirty (30) days after Sublandlord’s notice to Subtenant. Only new materials shall be used in the construction of the Greenhouse, except with the written consent of Sublandlord.
          4.5 Trash removal will be done continually at Subtenant’s sole cost and expense. No trash, or other debris, or other waste may be deposited at any time outside of the staging area for the Greenhouse location. If so, Sublandlord may remove it at Subtenant’s expense, which expense shall equal the cost of removal plus ten percent (10%) of such costs as administrative fee.
          4.6 Storage of Subtenant’s contractors’ construction materials, tools and equipment shall be confined within the staging area, and in no event shall any materials or debris be stored outside of the Sublease Premises.

          4.7 Sublandlord shall have the right to post in a conspicuous location on the Sublease Premises, as well as record with the County of Alameda, a Notice of Nonresponsibility.
          4.8 Without limiting the generality of the foregoing, any work to be performed outside of Greenhouse location shall be coordinated with Sublandlord and Master Sublandlord, and shall be subject to reasonable scheduling requirements of Sublandlord.
          4.9 Subtenant, its contractors and subcontractors may use all or any portion of the parking spaces allotted to Subtenant hereunder during construction of the Greenhouse Work, without charge but subject to the terms of this Sublease.
     5. Inspection. Master Landlord, Sublandlord, and its agents, Architects and contractors, shall have the right, but not the obligation, to inspect the Greenhouse Work at any reasonable time during the construction thereof provided such rights are exercised in a manner intended not to impede the performance of the Greenhouse Work. If Sublandlord discovers faulty construction or any deviation from Subtenant’s Working Drawings approved by Sublandlord, then Subtenant, at its cost and expense, shall cause its contractors or subcontractors to make corrections promptly; provided, however, that neither the privilege herein granted to Sublandlord to make such inspections, nor the making of such inspection by Sublandlord to require conformance by Subtenant to the terms and conditions of this Work Letter, shall constitute a representation or warranty by Sublandlord that the Greenhouse Work have been constructed in accordance with applicable law or any other standard.
     6. Substantial Completion. Subtenant shall cause the Greenhouse to be “substantially completed” within 365 days following commencement of the Greenhouse Work, subject to delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for performance of the Greenhouse, unavailability or shortages of materials or other problems in obtaining materials necessary for performance of the Greenhouse or any other matter beyond the control of Subtenant (or beyond the control of Subtenant’s contractors or subcontractors performing the Greenhouse), Subtenant’s inability, despite good faith reasonable efforts, to obtain building or other permits required by governmental agencies to construct the Greenhouse. The Greenhouse shall be deemed to be “substantially completed” for all purposes under this Work Letter and the Sublease if and when Subtenant’s Architect issues a written certificate to Subtenant and Sublandlord, certifying that the Greenhouse has been substantially completed in substantial compliance with the Working Drawings other than any details of construction, mechanical adjustment or any other similar matter the noncompletion of which would not materially interfere with Sublandlord’s ability to carry on its business at the Sublease Premises and the cost of which items is less than $1,000.00 in the aggregate to correct or complete (“Punchlist Items”), or when Sublandlord first takes occupancy of the Sublease Premises, whichever first occurs.
     7. Payment of Costs of Subtenant Improvement. Unless specified otherwise herein, Subtenant shall bear and pay the cost of the Greenhouse (which cost shall include, without limitation, the costs of construction, cabling, permits and permit expediting, and all Architectural and engineering services obtained by Sublandlord in connection with the Greenhouse, and the Contractor’s fees) Sublandlord shall charge a construction management fee, supervision fee or plan review fee in connection with the Greenhouse Work in the amount of three percent (3%) of the cost of the Greenhouse Work.
8. Completion of Greenhouse.
          8.1 Upon the completion of the Greenhouse, Subtenant shall:
               8.1.1 Submit to Sublandlord a detailed breakdown of Subtenant’s final and total construction costs, together with receipted evidence showing payment thereof, satisfactory to Sublandlord;
               8.1.2 Submit to Sublandlord all evidence from governmental authorities showing authorization for physical occupancy of the Greenhouse;
               8.1.3 Submit to Sublandlord two (2) complete sets of as-built plans (one (1) of which shall be reproducible) and specifications describing all portions of the Greenhouse Work; and
               8.1.4 Deliver to Sublandlord an assignment transferring to Sublandlord on a non-exclusive basis any and all rights Subtenant may have against Subtenant’s Architects and contractors relating to the Greenhouse, without in any way obligating Sublandlord to pursue or prosecute such rights.
9. Insurance Required of Subtenant and Subtenant’s Contractors.
          9.1 Workers’ Compensation and Liability Insurance. Subtenant’s General Contractor and all subcontractors shall carry, at a minimum, the following coverages, with the following limits of liability:
               9.1.1 Workers’ Compensation. Workers’ Compensation, as required by state law, plus Employer’s Liability Insurance, with a limit of not less than One Million Dollars ($1,000,000), and any other insurance required by any employee benefit statute or other similar statute.
               9.1.2 Liability. Commercial General Liability Insurance (including Contractor’s Protective Liability) with a minimum combined single limit of liability of not less than Two Million Dollars ($2,000,000.00) provided that the insurance limits applicable to subcontractors shall be One Million Dollars ($1,000,000.00). Such insurance shall provide for explosion, collapse and underground coverage. All such insurance shall provide coverage against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomsoever belonging and arising from such contractor’s operations, whether such operations are performed by Subtenant’s General Contractor, subcontractors or any of their subcontractors, or by anyone directly or indirectly employed by any of them.
          9.2 Subtenant’s Liability Insurance. At all times during the performance of the Greenhouse Work, Subtenant shall obtain and maintain the liability insurance required to be maintained pursuant to the Master Lease and the Sublease. If required in order to provide such coverage, such policy shall be endorsed to insure against any loss or damage arising out of the performance of the Greenhouse Work.
               9.2.1 Subtenant’s Builder’s Risk Insurance. Subtenant shall obtain an “All Physical Loss” Builder’s Risk Insurance policy covering Greenhouse Work. The policy shall name Master Landlord, Sublandlord and Subtenant as named insureds. The amount of insurance to be provided shall be one hundred percent (100%) of the replacement cost of the Greenhouse Work.
               9.2.2 Additional Insureds. Except as otherwise required by the express terms of this Agreement, all such insurance policies required under this Work Letter shall include Master Landlord, Sublandlord, Master Landlord’s lenders and Sublandlord’s agents as additional insureds, except Workers’ Compensation Insurance, which shall contain an endorsement waiving all rights of subrogation against Sublandlord and its agents. All of Subtenant’s insurance in which Sublandlord is required to be an additional insured shall provide that such insurance coverage shall not be canceled except upon thirty (30) days’ prior written notice to Sublandlord. Subtenant shall notify Sublandlord of any reduction of its insurance coverage at least thirty(30) days prior to the effective date of such reduction. Subtenant shall provide Sublandlord with certificates of insurance prior to the commencement of the Greenhouse Work. Such certificates shall indicate that such insurance complies with the requirements of this Section 6, including the requirement that such insurance coverage shall not be reduced or canceled except upon thirty (30) days’ prior written notice to Sublandlord.
          9.3 Bonds; Liens. Subtenant’s Contractor shall furnish bonds for one hundred percent (100%) of the cost of the Greenhouse Work, covering the faithful performance of its contract and the payment of all obligations thereunder. Upon completion of the Greenhouse Work, Subtenant shall deliver to Sublandlord unconditional lien waivers from Subtenant’s General Contractor and all subcontractors and suppliers. Subtenant shall keep the Premises free and clear of all claims and liens and shall indemnify, defend and protect Sublandlord against, and hold Sublandlord harmless from, any and all such claims and liens including, but not be limited to, attorneys’ fees and costs.
     10. Sublease Provisions. The terms and provisions of the Sublease, insofar as they are applicable to this Work Letter, are hereby incorporated herein by reference. All amounts payable by Subtenant to Sublandlord hereunder shall be deemed to be Additional Rent under the Sublease and, upon any default in the payment of same, Sublandlord shall have all of the rights and remedies provided for in the Sublease.
     11. Miscellaneous.
          11.1 This Work Letter shall be governed by the laws of the State of California.
          11.2 This Work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.
          11.3 Any person signing this Work Letter on behalf of Subtenant warrants and represents he/she has authority to sign and deliver this Work Letter and bind Subtenant.

          11.4 Notices under this Work Letter shall be given in the same manner as under the Sublease.
          11.5 The headings set forth herein are for convenience only.
          11.6 This Work Letter sets forth the entire agreement of Subtenant and Sublandlord regarding the Greenhouse Work.
     12. Exculpation of Sublandlord and Master Landlord. Notwithstanding anything to the contrary contained in this Work Letter, it is expressly understood and agreed by and between the parties hereto that:
          12.1 The recourse of Subtenant or its successors or assigns against Sublandlord with respect to the alleged breach by or on the part of Sublandlord of any representation, warranty, covenant, undertaking or agreement contained in this Work Letter (collectively, “Sublandlord’s Work Letter Undertakings”) shall extend only to Sublandlord’s interest in the Sublease Premises and not to any other assets of Sublandlord or its officers, directors or shareholders; and
          12.2 No personal liability or personal responsibility of any sort with respect to any of Sublandlord’s Work Letter Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Sublandlord, the Master Landlord, or against any of their respective directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees or representatives.
     In Witness Whereof, Sublandlord and Subtenant have executed this Work Letter as of the respective dates set forth below.

SUBLANDLORD:	SUBTENANT:

Aradigm Corporation,	Mendel Biotechnology, Inc.
a California corporation	a California corporation

By:	By:

Name:	Name:

Its:	Its:

Date:	Date:

EXHIBIT F
CONSENT BY MASTER LANDLORD TO SUBLEASE

CONSENT OF MASTER LANDLORD
     HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Master Landlord”), as landlord (as successor in interest to Britannia Point Eden, LLC) under the Lease dated as of January 28, 1998, as amended by a First Amendment to Lease dated as of December 16, 1998, a Second Amendment to Lease dated as of December 31, 2003 and a Third Amendment to Lease dated and executed substantially concurrently with this Consent (as so amended, the “Master Lease”) with ARADIGM CORPORATION, a California corporation (“Tenant”) as tenant, covering premises which consist of the building commonly known as 3929 Point Eden Way, Hayward, California (the “Building”) and a proposed greenhouse facility to be constructed pursuant to the above-referenced Third Amendment (which greenhouse facility, when constructed, shall be construed for purposes of this Consent as being part of both the Building and the Sublease Premises, as such terms are used in this Consent, unless otherwise expressly provided in any specific provision of this Consent), hereby consents to the Sublease dated July 11, 2007 (the “Sublease”) between Tenant (“Sublandlord”) as sublandlord and MENDEL BIOTECHNOLOGY, INC., a California corporation (“Subtenant”) as subtenant, covering the proposed greenhouse facility described above and a portion of the Building as more particularly described in the Sublease (collectively, the “Sublease Premises”), and to all of the terms and conditions contained therein (except as otherwise expressly noted herein), subject to the following:
     1. Nothing contained in the Sublease (including, but not limited to, the incorporation into the Sublease, pursuant to Sections 7.3, 11, 15.2 and 16.2 of the Sublease, of certain provisions of the Master Lease and the replacement of certain defined terms in some of those incorporated provisions) shall be construed to amend the Master Lease, nor to limit or impair in any way Master Landlord’s rights and remedies thereunder, nor to impose any obligations or liabilities on Master Landlord, nor to create any direct contractual or other relationship between Master Landlord and Subtenant, any direct obligation or liability of Master Landlord to Subtenant or any direct right or remedy of Subtenant against Master Landlord, in each instance, except to the extent (if any) expressly set forth in this Consent. Without limiting the generality of the foregoing, (a) this Consent shall not constitute an approval or acceptance of any term or provision of the Sublease that conflicts with or is inconsistent with any provision of the Master Lease, except to the extent (if any) expressly set forth in this Consent; (b) neither the Sublease nor this Consent shall release or discharge Sublandlord from any liability, whether past, present or future, under the Master Lease or alter the primary liability of Sublandlord to pay the rent and perform and comply with all of the obligations of Sublandlord as Tenant to be performed under the Master Lease; (c) neither the Sublease nor this Consent shall be construed as a waiver of Master Landlord’s right under the Master Lease (to the extent provided therein) to consent to any further subletting either by Sublandlord or by Subtenant; (d) Section 7.1 of the Sublease shall not be construed as creating any direct obligation or liability of Master Landlord to Subtenant or any direct right or remedy of Subtenant against Master Landlord, or as a consent or acquiescence by Master Landlord to any such direct obligation, liability, right or remedy; and (e) the provisions of Section 2.2 of the Sublease regarding Furniture and Equipment (as defined therein) shall, as between Master Landlord and the other parties to this Consent, be subject and subordinate to the provisions of Article 7 of the Master Lease relating to the allocation of ownership of alterations, additions, improvements, trade fixtures and equipment, and nothing in this Consent shall be construed to amend or limit any of the provisions of such Article 7 except to the extent (if any) expressly set forth in this Consent.
     2. To the extent Master Landlord’s consent or approval is required under the Master Lease or otherwise, Master Landlord is not hereby consenting to or approving, or waiving its right of consent or approval with respect to, any of the following:
          (a) any alterations or repairs to be undertaken by either Sublandlord or Subtenant in or about the Sublease Premises pursuant to or in connection with the Sublease (any required approval of any such alterations or repairs, including (but not limited to) the Greenhouse work contemplated in the Sublease and in the above-referenced Third Amendment to the Master Lease, will be considered only upon receipt of a formal request accompanied by detailed working drawings, a detailed work specification and such other information as Master Landlord may reasonably request under the terms of the Master Lease); provided, however, that (i) Master Landlord and Tenant acknowledge that they have received and approved in concept the preliminary plans for construction of the Greenhouse in an area of the parking lot as provided in the Third Amendment, and (ii) Tenant expressly agrees (A) to deliver promptly to Master Landlord copies of all notices, requests, consents, approvals, plans, specifications and permits received by Tenant or issued by Tenant in connection with the above-referenced Greenhouse work, and (B) to obtain from Subtenant or its architect or contractor and deliver to Master Landlord, promptly following completion of such Greenhouse work, a set of as-built drawings for the Greenhouse;
          (b) any use of hazardous, radioactive or toxic materials in or about the Sublease Premises, except in compliance with all applicable provisions of the Master Lease and except with Master Landlord’s express written consent (in response to a specific request) to the extent required under the Master Lease; provided, however, that Master Landlord and Tenant hereby (i) approve in concept the use of an area of the Subleased Premises for the storage and use of radioactive materials in accordance with standard procedures for a research laboratory engaged in genetic research, and (ii) approve specifically the storage and use of 35S Methionine (approx. 0.0003 gal., 316 microcuries) and 32P deoxycytosinetriphosphate (approx. 0.00000125 gal.) as heretofore described by Subtenant to Master Landlord and Tenant, subject in the case of each of the preceding clauses (i) and (ii) to compliance with all other applicable provisions of the Master Lease and all applicable laws; or
          (c) any signage on or about the Building that may be requested by or on behalf of Subtenant (in which regard, any required approval of any signage requested by or on behalf of Subtenant, including but not limited to any replacement of existing signage, will be considered only upon receipt of a formal request accompanied by appropriately detailed drawings and specifications and such other information as Master Landlord may reasonably request under the terms of the Master Lease).
     3. Assignment of Rents.
          (a) As provided in Section 11.2 of the Master Lease, Tenant irrevocably assigns and transfers to Master Landlord all of Tenant’s interest in all rent and other sums owing and to be owed by Subtenant under the Sublease, subject to the terms of this Paragraph 3. If an event of default by Tenant, continuing beyond the expiration of any applicable notice and cure periods, occurs pursuant to the terms of Section 14.1 of the Master Lease (hereinafter, an “Event of Default”), then for so long as the Master Lease remains in effect, Master Landlord shall be entitled to receive and collect (or to continue to receive and collect, as the case may be) directly from Subtenant all rent and other sums owing and to be owed by Subtenant under the Sublease, as further set forth in Paragraph 3(b), below.
          (b) Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of written notice from Master Landlord (which may be delivered by Master Landlord only if an Event of Default has occurred under the Master Lease) and at the direction of Master Landlord, to pay directly to or as directed by Master Landlord any or all Rent and/or other sums owing or to become owing under the Sublease, and Tenant hereby agrees that Subtenant shall have the right to rely upon any such written notice from Master Landlord, and that Subtenant shall pay any such Rent and/or other sums directly to Master Landlord without any obligation or right of inquiry and notwithstanding any notice from or claim of Tenant to the contrary. Until such time as Master Landlord shall deliver written notice to Subtenant in accordance with the foregoing sentence, Master Landlord agrees that Tenant may receive, collect and enjoy the Rent accruing under the Sublease. Tenant shall not have any right or claim against Subtenant for any such Rent or other sums so paid by Subtenant to Master Landlord pursuant to the first sentence of this Paragraph 3(b). Notwithstanding the foregoing, following collection by Master Landlord of any Rent or other sums from Subtenant pursuant to this Paragraph 3(b), Master Landlord shall credit the amount thereof against any sums or other consideration already due and payable by Tenant to Master Landlord pursuant to the Master Lease, and Master Landlord shall credit any remaining balance of such amount against Tenant’s rental obligations next coming due under the Master Lease. Notwithstanding anything to the contrary contained herein, in no event shall Master Landlord be liable to Tenant in any manner whatsoever or under any circumstances whatsoever for any failure by Master Landlord to collect any Rent or any other sums from Subtenant under the Sublease.
     4. All use of parking spaces by Subtenant pursuant to the Sublease shall be on a nonexclusive basis and shall be subject to all parking-related provisions in the Master Lease, and Master Landlord is not hereby consenting to any designation or reservation of specific parking spaces on the subject property for use by Subtenant.
     5. Master Landlord shall not incur or be subject to any liability for any brokerage commissions in connection with the Sublease.
     6. The terms and provision of this Consent shall be construed in accordance with and governed by the laws of the State of California. This Consent shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Each of the undersigned parties agrees to execute and deliver such documents and take such other actions as may be reasonably requested by any of the other parties in order to implement the provisions of this Consent.
     7. In the event any litigation, arbitration or other similar proceeding arising under or in connection with this Consent is brought by any party hereto, the prevailing party in such proceeding shall be entitled to recover its costs and reasonable attorneys’ fees incurred in connection with such proceeding.
     8. This Consent may be executed in any number of counterparts, and by different parties on different counterparts, but all such counterparts taken together shall constitute a single instrument.
     9. Subtenant is prepared to enter into the Sublease and construct the Greenhouse improvements as contemplated by the Third Amendment to the Master Lease only if Master Landlord agrees that in the event of a Master Lease Termination (as hereinafter defined), Master Landlord will enter into a direct lease with Subtenant as hereinafter provided, should Subtenant desire to remain in the Premises and timely elect to enter into such a direct lease. In consideration of Subtenant’s willingness to execute the Sublease and construct the Greenhouse, the parties to this Consent accordingly agree to the following (provided, however, that all of the provisions of this Paragraph 9 are subject to any restrictions or limitations imposed under applicable laws, including, but not limited to, under (i) any applicable bankruptcy, insolvency or other similar laws and (ii) any orders, judgments, decrees or plans entered or approved in any applicable proceedings under any such bankruptcy, insolvency or other similar laws):
          (a) Master Landlord shall furnish Subtenant with a copy of all notices of default which Master Landlord shall from time to time give to or receive from Tenant under the Master Lease. The aforesaid copies shall be provided at the address set forth in the Sublease or at such other address as may be designated from time to time by written notice from Subtenant to Master Landlord at 555 Twelfth Street, Suite 1650, Oakland, CA 94607, with a copy to 444 North Michigan Avenue, Suite 3230, Chicago, IL 60611, or at such other address(es) as may be designated from time to time by written notice from Master Landlord to Subtenant.
          (b) “Master Lease Termination” means a termination or cancellation of the Master Lease under any of the following circumstances: (i) termination by Master Landlord following an Event of Default by Tenant under the Master Lease; (ii) termination resulting from or in connection with foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Master Lease or the real property covered by the Master Lease is subject; (iii) rejection of the Master Lease in a bankruptcy, insolvency or similar proceeding; (iv) termination of Tenant’s leasehold estate by an unlawful detainer proceeding, dispossession proceeding or other similar proceeding initiated by Master Landlord or any other party entitled to seek such relief under applicable law; or (v) any voluntary termination of the Master Lease by mutual agreement of Master Landlord and Tenant. Master Lease Termination shall not include (x) a termination by Master Landlord or Tenant pursuant to casualty or condemnation provisions set forth in the Master Lease or (y) an assignment or transfer of Tenant’s interest under the Master Lease to a third party not affiliated with Master Landlord in or pursuant to a bankruptcy, insolvency or similar proceeding, with or without termination or rejection of the Sublease.
          (c) Upon the occurrence of a Master Lease Termination, Master Landlord shall promptly notify Subtenant in writing (the “Option Notice”) of (i) the occurrence and effective date of the Master Lease Termination and (ii) whether Master Landlord elects to require removal of the Greenhouse (as contemplated in Paragraph 1(b) of the Third Amendment to the Master Lease) following such Master Lease Termination (unless Tenant enters into a New Direct

Lease as defined below). Substantially concurrently with the Option Notice, Master Landlord shall tender a new direct lease to Subtenant for the entire Premises subject to the Master Lease, at the rents and upon all of the terms and conditions and subject to the rights as set forth in the Master Lease and for the balance of the scheduled term of the Master Lease (the “New Direct Lease”). Subtenant shall have twenty (20) days after receipt of the Option Notice and of the New Direct Lease (such twenty (20) day period being referred to herein as the “Option Period”) in which to accept the tendered New Direct Lease by executing two (2) counterparts of the New Direct Lease and returning them to Master Landlord. Upon such execution of the New Direct Lease by Subtenant, Subtenant shall be responsible for paying rent and performing as tenant all of the obligations of tenant arising under the New Direct Lease from and after its effective date, and shall have all of the rights of tenant to the use and enjoyment of the entire Premises covered by the New Direct Lease in accordance with the terms and provisions of the New Direct Lease. Nothing contained herein (including, but not limited to, the execution of a New Direct Lease) shall be construed or applied to waive or release any claims which Master Landlord may have against Tenant or any obligations or liabilities which Tenant may have to Master Landlord under the Master Lease with respect to periods prior to the Master Lease Termination or in connection with or as a result of the Master Lease Termination, except to the extent (if any) that the execution of the New Direct Lease may operate as a mitigation under applicable legal principles. If Subtenant fails to execute a New Direct Lease prior to expiration of the Option Period, then Subtenant shall be deemed to have declined to enter into a New Direct Lease and shall vacate the Sublease Premises and the remainder of the Building (if applicable) and surrender possession thereof to Master Landlord no later than one hundred twenty (120) days after expiration of the Option Period, subject to the provisions of subparagraph (d)(iv)(A) below.
          (d) During the period from the occurrence of a Master Lease Termination until the earlier to occur of (x) the effective date of a New Direct Lease or (y) the expiration of the Option Period, Master Landlord agrees that Subtenant shall be permitted to continue to occupy and use the Sublease Premises upon payment of the rental and compliance with all of the terms and conditions set forth in the Sublease, and Subtenant agrees that it shall pay such rent and comply with all such terms and conditions in accordance with the terms of the Sublease. If Subtenant fails to enter into a New Direct Lease by the end of the Option Period, then:
               (i) For the first thirty (30) days after end of the Option Period, Subtenant shall be permitted to continue to occupy and use the Sublease Premises upon payment of the rental and compliance with all of the terms and conditions set forth in the Sublease, except that during such period Subtenant shall be required to pay all charges for utilities and services supplied to the entire Building (in accordance with the provisions of Article 6 of the Master Lease as in effect prior to the Master Lease Termination) and to pay Operating Expenses allocable to the entire Building (in accordance with the provisions of Article 5 of the Master Lease as in effect prior to the Master Lease Termination), and Subtenant agrees that it shall pay such rent and other amounts and comply with such terms and conditions in accordance with the provisions of this subparagraph (i);
               (ii) For the next ninety (90) days after the end of the Option Period, to the extent Subtenant remains in occupancy of any portion of the Building (subject to the provisions of subparagraph (d)(iv)(A) below), Subtenant shall be deemed to be occupying and using (and shall be permitted to occupy and use, to the extent Subtenant so desires) the entire Building upon and subject to all of the terms and conditions of Articles 3 through 15 and Article 17 of the Master Lease as in effect prior to the Master Lease Termination, for which purpose all of such provisions of the Master Lease are incorporated herein by this reference as if fully set forth herein, including (but not limited to) provisions relating to minimum monthly rental, Operating Expenses, utilities and services, taxes, maintenance and repairs, insurance and indemnity, and hazardous materials (except that Subtenant shall have no liability or responsibility for any hazardous materials conditions to the extent caused by Tenant or its employees, agents or invitees during Tenant’s prior occupancy of the Building, or caused by other parties, and not caused or contributed to by Subtenant or its employees, agents or invitees), as if Subtenant were occupying the entire Building pursuant to such incorporated provisions of the Master Lease; and
               (iii) Beginning one hundred twenty-one (121) days after expiration of the Option Period, to the extent Subtenant remains in occupancy of any portion of the Building (subject to the provisions of subparagraph (d)(iv)(A) below), Subtenant shall be deemed to be occupying, using and holding over in the entire Building as a tenant at will, subject to all of the terms and conditions of Section 2.6 of the Master Lease as in effect prior to the Master Lease Termination (for which purpose the provisions of such Section 2.6 are incorporated herein by this reference as if fully set forth herein) and to all other applicable provisions of the Master Lease as incorporated herein by reference pursuant to subparagraph (ii) above, including (but not limited to) the obligation to pay to Master Landlord, as holdover rental for the entire Building during such tenancy at will, minimum monthly rent for the entire Building at the holdover rate (125% of the otherwise applicable rate) provided in such Section 2.6 of the Master Lease as incorporated herein pursuant to this subparagraph (iii).
               (iv) If Master Landlord notifies Subtenant in the Option Notice of Master Landlord’s election to require removal of the Greenhouse (as contemplated in the first sentence of Paragraph 9(c) above) following the Master Lease Termination and Subtenant does not execute a New Direct Lease within the Option Period, then Subtenant shall cause the Greenhouse to be dismantled and removed from the parking lot and shall cause the parking lot area where the Greenhouse was located to be restored to substantially the same condition as existed prior to construction of the Greenhouse (collectively, “Greenhouse Removal and Parking Lot Restoration”), all in accordance with the provisions of this subparagraph (iv), no later than the earlier to occur of (x) one hundred eighty (180) days after expiration of the Option Period or (y) sixty (60) days after the date Subtenant has otherwise vacated and surrendered possession of the Sublease Premises and the balance of the Building (if applicable) to Master Landlord. For purposes of this subparagraph (iv), all Master Lease provisions referred to in this subparagraph (iv) are deemed to be incorporated herein by this reference as if fully set forth herein, but only with respect to the Greenhouse Removal and Parking Lot Restoration to be performed pursuant to this subparagraph (iv), and the term “Tenant” as used in such incorporated provisions shall be construed as referring instead to Subtenant. The terms and conditions applicable to the Greenhouse Removal and Parking Lot Restoration shall be as follows:
               (A) So long as Subtenant is not conducting any ordinary business activities in or with respect to the Greenhouse, Subtenant’s possession and control of the Greenhouse solely for purposes of performing the Greenhouse Removal and Parking Lot Restoration and activities directly related thereto shall not constitute occupancy or use of the Greenhouse, Building and/or Sublease Premises for purposes of subparagraphs (d)(i), (ii) and/or (iii) above.
               (B) The Greenhouse Removal and Parking Lot Restoration shall be performed at Subtenant’s sole cost and expense. Subtenant shall be responsible for performing the Greenhouse Removal and Parking Lot Restoration in accordance with all applicable laws, codes, regulations and requirements; for obtaining all permits, licenses and other governmental approvals necessary for the Greenhouse Removal and Parking Lot Restoration; for arranging for the capping or removal, to the reasonable satisfaction of Master Landlord and the applicable utility provider, of any utility lines installed for the purpose of providing utility service to the Greenhouse; and in the case of the portion of the work relating to restoration of the parking lot improvements, for performing such improvements in accordance with plans and specifications approved by Master Landlord (which approval shall not be unreasonably withheld, and which plans and specifications shall not be held to any higher standard of design, quality or materials than that of being substantially consistent with the design, quality and materials of the remainder of the parking lot in which such improvements are reconstructed). Subtenant shall keep the Greenhouse and the property on which the Greenhouse is located free from liens arising out of or in connection with the Greenhouse Removal and Parking Lot Restoration in accordance with the provisions of Section 7.4 of the Master Lease.
               (C) Until completion of the Greenhouse Removal and Parking Lot Restoration, Subtenant shall (i) continue to maintain liability insurance complying with the requirements of Article 10 of the Master Lease, and (ii) pay all applicable charges and costs for any utilities delivered to the Greenhouse or otherwise consumed by Subtenant or its employees, agents or contractors in the course of or in connection with the Greenhouse Removal and Parking Lot Restoration. To the extent provided in, and in accordance with, Section 10.6(a) of the Master Lease, Subtenant shall indemnify, defend and hold Master Landlord and related parties (as identified in such Section 10.6(a)) harmless from any and all liabilities, actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages and expenses of any kind which arise out of or in connection with the performance of the Greenhouse Removal and Parking Lot Restoration by Subtenant or its employees, agents or contractors.
               (D) If Subtenant fails to complete the Greenhouse Removal and Parking Lot Restoration within the required time set forth above, Master Landlord shall have the right (but shall not be required), by written notice to Subtenant, to take over and complete the Greenhouse Removal and Parking Lot Restoration, in which event all costs and expenses actually incurred by Master Landlord in completing the Greenhouse Removal and Parking Lot Restoration shall be due and payable by Subtenant to Master Landlord no later than twenty (20) days after Master Landlord delivers to Subtenant written demand for such payment, accompanied by invoices or other supporting documentation reasonably establishing the amounts for which such payment is demanded. Any amounts not paid by Subtenant to Master Landlord within such 20-day period shall be subject to interest and late charges in accordance with Section 3.2 of the Master Lease.
          (e) Without the written consent of Subtenant, Master Landlord and Tenant hereby agree not to amend the Master Lease in any way which would adversely affect the rights or interest of Subtenant in the event it were to become a direct tenant under a New Direct Lease as provided above.
     10. Upon the occurrence of any Event of Default which remains uncured after any applicable notice and cure period under the Master Lease, Master Landlord agrees to notify Subtenant in writing of the uncured Event of Default and of the payment or action necessary to cure the Event of Default (a “Subtenant Cure Notice”). Upon receipt of such a Subtenant Cure Notice, Subtenant shall have the right (but not the obligation) (a) to tender within five (5) days any monetary payment that is the subject of such Event of Default and (b) to perform within fifteen (15) days any non-monetary obligation that is the subject of such Event of Default (or, if the non-monetary default is curable in nature but is not reasonably curable within fifteen (15) days, to commence cure of such non-monetary default within fifteen (15) days and thereafter to pursue such cure diligently to completion), and Master Landlord agrees to accept any such tender of payment or performance by Subtenant made on behalf of Tenant as a cure of the applicable default, provided it is completed within the applicable time period set forth above in this sentence and is otherwise sufficient to cure the subject default under the Master Lease, and agrees to refrain from exercising any right or remedy involving termination of the Master Lease pursuant to the applicable Event of Default during the cure period available to Subtenant under the Subtenant Cure Notice. Notwithstanding any such tender of payment or performance by Subtenant and acceptance thereof by Master Landlord, Tenant shall retain the right to contest in good faith the monetary amount or non-monetary performance demanded by Master Landlord in accordance with the provisions of the Master Lease (a “Contest”). Subject to any such Contest (if applicable), Tenant hereby consents to such tender of payment or performance by Subtenant. Upon the resolution between Master Landlord and Tenant of any such Contest, to the extent that Subtenant has expended sums for a monetary payment or incurred reasonable out-of-pocket expenses in connection with performance which is in excess of Subtenant’s obligations under the Sublease, then Subtenant shall be entitled (as against Tenant) to credit such excess amounts reasonably incurred against the rents next payable to Tenant under the Sublease. Notwithstanding any of the foregoing provisions of this Paragraph 10, if Master Landlord properly delivers Subtenant Cure Notices with respect to two (2) separate Events of Default within any period of twelve (12) calendar months, then for a period of twelve (12) calendar months following the second such Subtenant Cure Notice, Master Landlord shall be relieved of any obligation to provide a Subtenant Cure Notice or to recognize or accept a tendered cure by Subtenant with respect to any further Event of Default occurring during such subsequent 12-month period, and shall instead be entitled to pursue all legal rights and remedies under the Master Lease and under applicable law with respect to such further Event of Default without any requirement of compliance with the provisions of this Paragraph 10.
     11. This Consent is conditional upon, and shall become effective only upon, Master Landlord’s receipt of (a) a copy of the Sublease fully signed by Sublandlord and Subtenant, with all exhibits, in form and substance satisfactory to Master Landlord (for which purpose Master

Landlord acknowledges that it has approved the form and substance of the executed Sublease and Greenhouse Work Letter heretofore delivered to Master Landlord, but has not received copies of Exhibits A, B, C, D, F, G or H to the Sublease, and Master Landlord agrees that it will not unreasonably withhold its approval of any such Exhibits upon receipt thereof) and (b) a copy of this Consent signed by Sublandlord and Subtenant.
     IN WITNESS WHEREOF, Master Landlord has executed this Consent as of the date set forth below (subject to the conditions set forth in this Consent), and Sublandlord and Subtenant have executed this Consent to evidence their acceptance of and agreement to the conditions set forth in this Consent.

Master Landlord:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Slough Point Eden Incorporated, a Delaware corporation, General Partner

By:

Jonathan M. Bergschneider
Senior Vice President
Date: July 18, 2007

Subtenant:	Sublandlord:

MENDEL BIOTECHNOLOGY, INC., a California corporation	ARADIGM CORPORATION, a California corporation

By:	By:

Name:	Name:

Title:	Title:

Date: July 18, 2007	Date: July 18, 2007

EXHIBIT G
SUBTENANT’S LETTER OF CREDIT

BENEFICIARY:
ARADIGM CORPORATION
3929 POINT EDEN WAY
HAYWARD, CA 94545
ATTN: CHIEF FINANCIAL OFFICER
AS “SUBLANDLORD”
APPLICANT:
MENDEL BIOTECHNOLOGY, INC.
21375 CABOT BOULEVARD
HAYWARD, CALIFORNIA 94545
ATTN: CHIEF FINANCIAL OFFICER
SUBTENANT”
          AMOUNT: US$150,000.00 (ONE HUNDRED FIFTY THOUSAND AND NO/100 US DOLLARS)
EXPIRATION DATE: JULY 18, 2008
          LOCATION: SANTA CLARA, CALIFORNIA
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF004751 IN YOUR FAVOR. THIS LETTER OF CREDIT IS AVAILABLE BY SIGHT PAYMENT WITH OURSELVES ONLY AGAINST PRESENTATION AT THE BANK’S OFFICE (AS DEFINED BELOW) OF THE FOLLOWING DOCUMENTS:
1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT (S), IF ANY.

2.	YOUR SIGHT DRAFT, IN WHOLE OR IN PART DRAWN ON US IN THE FORM ATTACHED HERETO AS EXHIBIT “A”.

3.	A DATED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY, FOLLOWED BY HIS/HER PRINTED NAME AND DESIGNATED TITLE, STATING ANY OF THE FOLLOWING WITH INSTRUCTIONS IN BRACKETS THEREIN COMPLIED WITH:
     (A.) “MENDEL BIOTECHNOLOGY, INC. AS SUBTENANT UNDER THAT CERTAIN SUBLEASE AGREEMENT DATED AS OF JULY 11, 2007 BY AND BETWEEN SUBTENANT, AND BENEFICIARY, AS SUBLANDLORD HAS EXERCISED ITS

TERMINATION OPTION AS PROVIDED THEREIN AND THE TERMINATION FEE IS NOW DUE AND PAYABLE TO SUBLANDORD”
OR
     (B.) “BENEFICIARY HAS RECEIVED A NOTICE FROM SILICON VALLEY BANK THAT ITS IRREVOCABLE LETTER OF CREDIT NUMBER SVBSF004751 WILL NOT BE EXTENDED AND APPLICANT HAS FAILED TO PROVIDE A REPLACEMENT LETTER OF CREDIT SATISFACTORY TO BENEFICIARY WITHIN THIRTY (30) DAYS PRIOR TO THE CURRENT EXPIRATION DATE.”
THE SUBLEASE MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IS NOT INTENDED THAT SAID SUBLEASE BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.
PARTIAL AND MULTIPLE DRAWINGS ARE ALLOWED.
     THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO BENEFICIARY UNLESS IT IS FULLY UTILIZED.
     THIS LETTER OF CREDIT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AN AMENDMENT FOR THREE (3) ADDITIONAL CONSECUTIVE PERIODS OF ONE YEAR EACH
     AND A FOURTH CONSECUTIVE PERIOD EXPIRING JANUARY 3, 2012 WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT, BEGINNING ON THE PRESENT EXPIRATION DATE HEREOF JULY 18, 2008 UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS (OR SUCH OTHER ADDRESS AS BENEFICIARY MAY FROM TIME TO TIME DESIGNATE IN A NOTICE DELIVERED TO SILICON VALLEY BANK AT THE BANK’S OFFICE) THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN-CURRENT EXPIRATION DATE.
     THE DATE THIS LETTER OF CREDIT EXPIRES IN ACCORDANCE WITH THE ABOVE PROVISION IS THE “FINAL EXPIRATION DATE”. UPON THE OCCURRENCE OF THE FINAL EXPIRATION DATE THIS LETTER OF CREDIT SHALL FULLY AND FINALLY EXPIRE AND NO PRESENTATIONS MADE UNDER THIS LETTER OF CREDIT AFTER SUCH DATE WILL BE HONORED.

THIS LETTER OF CREDIT IS TRANSFERABLE BY THE ISSUING BANK ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE BENEFICIARY AND ONLY IN ITS ENTIRETY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR LETTER OF TRANSFER DOCUMENTATION (IN THE FORM OF EXHIBIT “B” ATTACHED HERETO) AND OUR TRANSFER FEE OF 1/4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM $250.00). ANY TRANSFER OF THIS LETTER OF CREDIT MAY NOT CHANGE THE PLACE OF EXPIRATION OF THE LETTER OF CREDIT FROM OUR ABOVE-SPECIFIED OFFICE. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE ORIGINAL LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL LETTER OF CREDIT TO THE TRANSFEREE.
DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.
     DOCUMENTS MUST BE DELIVERED TO US DURING REGULAR BUSINESS HOURS ON A BUSINESS DAY OR FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, 2ND FLOOR, MAIL SORT HF210, SANTA CLARA, CALIFORNIA 95054, ATTENTION: INTERNATIONAL DIVISION – STANDBY LETTER OF CREDIT NEGOTIATION DEPARTMENT (THE “BANK’S OFFICE).
     WE HEREBY ENGAGE WITH YOU THAT DRAFT(S) DRAWN AND/OR DOCUMENTS PRESENTED UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO SILICON VALLEY BANK, IF PRESENTED ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.
     IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

     THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998 (“ISP98”), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SILICON VALLEY BANK,

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT “A”
SIGHT DRAFT/BILL OF EXCHANGE

DATE:	REF. NO.
     AT SIGHT OF THIS BILL OF EXCHANGE
     PAY TO THE ORDER OF                                          US$                     U.S. DOLLARS
     “DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER NO. SVBSF                      DATED                      ___, 20___”

TO: SILICON VALLEY BANK

3003 TASMAN DRIVE	[INSERT NAME OF BENEFICIARY]
SANTA CLARA, CA 95054

Authorized Signature
GUIDELINES TO PREPARE THE SIGHT DRAFT OR BILL OF EXCHANGE:
1.	DATE INSERT ISSUANCE DATE OF DRAFT OR BILL OF EXCHANGE.

2.	REF. NO. INSERT YOUR REFERENCE NUMBER IF ANY.

3.	PAY TO THE ORDER OF: INSERT NAME OF BENEFICIARY

4.	US$ INSERT AMOUNT OF DRAWING IN NUMERALS/FIGURES.

5.	U.S. DOLLARS INSERT AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER INSERT THE LAST DIGITS OF OUR STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED INSERT THE ISSUANCE DATE OF OUR STANDBY L/C.

NOTE: BENEFICIARY SHOULD ENDORSE THE BACK OF THE SIGHT DRAFT OR BILL OF EXCHANGE AS YOU WOULD A CHECK.
IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SIGHT DRAFT OR BILL OF EXCHANGE, PLEASE CALL OUR L/C PAYMENT SECTION AND ASK FOR: EFRAIN TUVILLA AT (408) 654-6349 OR ALICE DALUZ AT (408) 654-7120.

EXHIBIT “B”
DATE:

TO:	SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN: INTERNATIONAL DIVISION. STANDBY LETTERS OF CREDIT	RE:	IRREVOCABLE STANDBY LETTER OF CREDIT NO. ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT:
GENTLEMEN:
FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:
(NAME OF TRANSFEREE)
(ADDRESS)
ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.
BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.
THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

SIGNATURE AUTHENTICATED
The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
We further confirm that the company has been identified applying the appropriate due diligence and enhanced due diligence as required by BSA and all its subsequent amendments.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

EXHIBIT G
SUBLANDLORD’S LETTER OF CREDIT
TRADE SERVICES DIVISION, NORTHERN CALIFORNIA
ONE FRONT STREET, 21ST FLOOR
SAN FRANCISCO, CALIFORNIA 94111
Contact Phone: 1(800) 798-2815 (Option 1)
Email : sftrade@wellsfargo.com
IRREVOCABLE LETTER OF CREDIT

Mendel Biotechnology, Inc.	Letter of Credit No. NZS601368
21375 Cabot Boulevard	Date: July 23, 2007
Hayward, CA 94545
Attention: Mr. Murray L.M. Phimester
Ladies and Gentlemen:
     At the request and for the account of Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545 we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Three Hundred Thousand United States Dollars (US$300,000.00) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of Mendel Biotechnology, Inc. hereby certifies that the amount drawn under Wells Fargo Bank, N.A. Letter of Credit No. NZS601368 is due to Beneficiary in connection with and pursuant to that certain sub-lease dated 18 July 2007 between Mendel Biotechnology, Inc. as subtenant and Aradigm Corporation as sublandlord.”
     Notwithstanding any other provision of this Letter of Credit, this Letter of Credit expires at our above office on August 18, 2008, but shall be automatically extended, without written amendment, first to August 18, 2009 and then to, but not beyond November 18, 2009 (the “Final Expiration Date”) unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be August 18, 2008 or August 18,, 2009 and be at least thirty (30) calendar days after the date we send you such notice. Upon our sending you such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows with the instructions in brackets therein complied with:
“The undersigned, an authorized representative of Mendel Biotechnology, Inc. (“Beneficiary”) hereby certifies that Beneficiary has received written notification from Wells Fargo Bank, N.A. that Letter of Credit No. NZS601368 (the “Credit”) will not be extended past its current expiration date. The undersigned further certifies that as of the date of this statement, Beneficiary has not received a letter of credit or other instrument acceptable to the Beneficiary as a replacement to the Credit. ”
     Partial and multiple drawings are permitted under this Letter of Credit.
     Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No. NZS601368.”
     Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.
     If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.
     As used below, (a) the terms “Conforming Draft” and “Conforming Drafts” mean, as the context shall require, a draft or drafts presented to us under and in compliance with the terms of this Letter of Credit, and (b) the term “Business Day” means a day on which we are open at our above address in San Francisco, California to conduct our letter of credit business, and (c) the term “Maximum Drawable Amount” means, for any one time period set forth below under the column titled “Presentation Periods” (each such time period a “Presentation Period”), the maximum aggregate amount of all Conforming Drafts that may be presented to us during such Presentation Period. Your failure to present a Conforming Draft to us during any Presentation Period shall not preclude your right to present a Conforming Draft(s) to us under this Letter of Credit during any or each subsequent Presentation Period. Notwithstanding any provision to the contrary in the UCP (as defined below), if August 18, 2008 or any other date specified below under the column titled “Presentation Periods” is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.
     The Maximum Drawable Amount for the first Presentation Period is the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite the first Presentation Period, and the Maximum Drawable Amount for each subsequent Presentation Period is the lesser of:
     (1) the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite that Presentation Period, and
     (2) the remainder of (a) the Maximum Drawable Amount for the immediately preceding Presentation Period minus (b) the sum of the amount of all Conforming Drafts, if any, presented to us during the immediately preceding Presentation Period.

PRESENTATION PERIODS	MAXIMUM BEGINNING AMOUNTS
On or before August 18, 2008	US $300,000.00

After August 18, 2008 and on or before February 18, 2009	US $225,000.00

After February 18, 2009 and on or before August 18, 2009	US $150,000.00

After August 18, 2009 and on or before November 18, 2009	US $75,000.00
     Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (the “UCP”), and engages us in accordance therewith.

Very truly yours WELLS FARGO BANK, N.A.

BY:

(AUTHORIZED SIGNATURE)

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